UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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RTI INTERNATIONAL METALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of Annual Meeting of
Shareholders and Proxy Statement

April 25, 2008
1:00 p.m. Eastern Daylight Time

Glenmoor Country Club
4191 Glenmoor Road, N.W.
Canton, Ohio 44718
USA

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

The following proxy materials are available for you to review online at www.proxydocs.com/rti:

•	This Proxy Statement

•	Form of Company Proxy Card

•	The Company’s 2007 Annual Report to Shareholders (which is not deemed to be part of the official proxy soliciting materials)

•	Any amendments to these materials required to be furnished to our shareholders

This website is designed to provide complete anonymity with respect to a shareholder accessing the website, consistent with Securities and Exchange Commission rules.

Westpointe Corporate Center One
1550 Coraopolis Heights Road, 5th Floor
Pittsburgh, Pennsylvania 15108-2973

March 28, 2008

Dear RTI Shareholder:

You are cordially invited to attend our 2008 Annual Meeting of Shareholders on April 25, 2008, at the Glenmoor Country Club in Canton, Ohio.

The meeting will begin promptly at 1:00 p.m. Eastern Daylight Time with a report on Company operations. We will then elect directors and ratify the appointment of our independent registered public accounting firm.

You have a choice of voting your proxy via the Internet, by telephone or by completing and returning the enclosed proxy card. Whether or not you plan to attend, it is important that you vote your shares and we encourage you to do so as soon as possible.

We look forward to seeing as many of you as possible at the 2008 Annual Meeting.

Sincerely,

Robert M. Hernandez Chairman of the Board	Dawne S. Hickton Vice Chairman & Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF
RTI INTERNATIONAL METALS, INC.

Time:
       1:00 p.m. Eastern Daylight Time

Date:
       April 25, 2008

Place:
       Glenmoor Country Club
       4191 Glenmoor Road, N.W.
       Canton, Ohio 44718
       USA

Purpose:

•	Elect directors

•	Ratify the appointment of independent registered public accounting firm

•	Conduct other business if properly raised

Your vote is important. Please vote promptly by following the instructions on the next page and on the enclosed proxy card.

Chad Whalen
Secretary

March 28, 2008

Only shareholders of record on March 12, 2008 may vote at the meeting.

PROXY STATEMENT

General Information

•	Who may vote?

Shareholders of RTI as of the close of business on the record date, March 12, 2008, are entitled to vote at the Annual Meeting.

•	What may I vote on?

You may vote on:

(1)	the election of nominees to serve on our Board of Directors,

(2)	the ratification of the appointment of our independent registered public accounting firm for 2008, and

(3)	any other matters that may be properly presented at the meeting.

•	Voting recommendations

The Board recommends that you vote:

FOR each of the nominees presented in this proxy statement; and

FOR the ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for 2008.

•	Solicitation

This proxy statement is being furnished by RTI to its shareholders in connection with the solicitation of proxies by the Board to be voted at the Annual Meeting. RTI intends to first mail this proxy statement to shareholders on or about March 28, 2008.

•	How do I vote?

You may vote in any one of the following three ways:

(1)	By Internet: Go to the website shown on the enclosed proxy card (www.cesvote.com) and follow the instructions.

(2)	By Telephone: Call the toll-free number shown on the enclosed proxy card (1-888-693-8683) and follow the voice prompts using a touch-tone telephone.

(3)	By Mail: Sign and date each proxy card you receive and return it in the envelope provided. If you return a signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR both proposals.

You have the right to revoke your proxy at any time before the meeting by sending a written notice of revocation or a later-dated proxy card to RTI’s Secretary, by voting subsequently through the Internet or by telephone or by voting in person at the meeting.

CORPORATE GOVERNANCE

Business Ethics and Corporate Governance

Business Conduct and Ethics

The Company is committed to conducting business ethically, as well as legally. Ethical and legal conduct in all of the Company’s business affairs is essential to the Company’s future. The Company’s Code of Ethical Business Conduct, adopted by the Board of Directors, applies to all directors and employees of the Company, including executive and other officers. The Code of Ethical Business Conduct is intended to comply with the requirements of the New York Stock Exchange and Securities and Exchange Commission regulations.

The Code of Ethical Business Conduct is posted on the RTI website, www.rtiintl.com, and is also available in print without charge to any shareholder who makes a written request to the Corporate Secretary at the address set forth under the caption “Other Information” on the last page of this proxy statement.

Any amendments as well as waivers of the application of the Code of Ethical Business Conduct to directors or executive officers will be disclosed promptly on the RTI website.

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines were adopted by the Board of Directors to promote sound corporate citizenship and are intended to comply with the requirements of the New York Stock Exchange. The guidelines, taken together with the charters of the various committees of the Board of Directors, provide the framework for the corporate governance of the Company. The guidelines cover a number of topics, including: the size and role of the Board of Directors; non-employee director executive sessions; attendance at Board of Directors meetings; access to senior management and advisors; compensation of the Board of Directors; independence, composition and membership criteria of the Board of Directors; self-assessment of the Board of Directors; retirement age; and process for nominations to the Board of Directors.

The Company’s Corporate Governance guidelines are posted on the RTI website, www.rtiintl.com, and are also available in print without charge to any shareholder who makes a written request to the Corporate Secretary at the address set forth under the caption “Other Information” on the last page of this proxy statement.

The Board of Directors

The business and affairs of RTI are under the general direction of the Board of Directors. The Board presently consists of ten members, eight of whom are neither officers nor employees of RTI or its subsidiaries. The Board of Directors has determined that Craig R. Andersson, Daniel I. Booker, Donald P. Fusilli, Jr., Ronald L. Gallatin, Charles C. Gedeon, Robert M. Hernandez, Edith E. Holiday and James A. Williams all meet the New York Stock Exchange rules and listing standards relating to independence generally and for all committees on which they serve. None of the independent directors has a relationship with the Company that is material.

The Board met 7 times during 2007. All of the directors attended more than 75% of the total number of meetings of the Board and of the committees on which they serve. The Chairman of the Board chairs the regularly-scheduled executive sessions of the non-management directors. In the Chairman’s absence, the chairperson of the Nominating/Corporate Governance Committee chairs the meeting.

It is the policy of the Nominating/Corporate Governance Committee to consider recommendations by shareholders, directors, officers, employees, and others for nominees for election as director. Recommendations, together with the nominee’s qualifications and consent to be considered as a nominee, should be sent to the Corporate Secretary of RTI for presentation to the Committee. Board Membership criteria considered by the Committee is discussed below under the caption “Nominating/

Corporate Governance Committee” and is set forth in the Company’s Corporate Governance Guidelines, available free of charge on the RTI website, www.rtiintl.com, or by sending a written request to the Corporate Secretary at the address set forth under the caption “Other Information” on the last page of this proxy statement.

There are four principal committees of the Board of Directors. Committee membership, the functions of the committees and the number of meetings held during 2007 are described below.

Executive Committee

The members of the Executive Committee are Robert M. Hernandez (Chairman), Craig R. Andersson, Daniel I. Booker, Dawne S. Hickton and Michael C. Wellham.

The Executive Committee assists the Board in the discharge of its responsibilities and may act on behalf of the Board when emergencies or scheduling make it difficult to convene the Board. All actions taken by the Committee must be reported at the Board’s next meeting. The Executive Committee held no meetings during 2007.

Audit Committee

The members of the Audit Committee are James A. Williams (Chairman), Donald P. Fusilli, Jr., Ronald L. Gallatin and Robert M. Hernandez. All of the members of this Committee meet the New York Stock Exchange’s rules and listing standards for audit committee independence. The Board has determined that Messrs. Fusilli, Gallatin, Hernandez and Williams are each qualified as an audit committee financial expert within the meaning of Securities and Exchange Commission regulations and that each of the members of the Audit Committee has accounting or financial management expertise within the meaning of the listing standards of the New York Stock Exchange.

The Audit Committee assists the Board in overseeing RTI’s financial reporting process and systems of internal accounting control, RTI’s compliance with legal and regulatory requirements and qualifications, and the independence and performance of RTI’s internal auditors and independent registered public accounting firm. The Committee has direct responsibility for the appointment, compensation, retention and oversight of RTI’s independent registered public accounting firm. The Committee has adopted, and the Board has approved, the Committee charter, available free of charge on the RTI website, www.rtiintl.com, or by sending a written request to the Corporate Secretary at the address set forth under the caption “Other Information” on the last page of this proxy statement.

The Audit Committee held 5 meetings in 2007.

The Compensation Committee

This Committee discharges the Board’s duties concerning executive compensation and prepares the report on such compensation required by the Securities and Exchange Commission.

The members of the Compensation Committee are Daniel I. Booker (Chairman), Craig R. Andersson, Charles C. Gedeon and Edith E. Holiday. All of the members of this Committee meet the New York Stock Exchange’s rules and listing standards for independence for purposes of this Committee.

The Compensation Committee is responsible for review and approval of RTI’s compensation philosophy; executive compensation programs, plans and awards (see “Compensation Discussion and Analysis” on page 15 for further information); policies, principles and procedures for selection and performance review of the CEO and other top management; and for establishing the CEO and other top management’s compensation levels based on the Committee’s evaluation of their performance. The Committee also administers RTI’s long term incentive plans and stock or stock-based plans. The Committee is also tasked with the review of management’s Compensation Discussion and Analysis (“CD&A”) and submits the Compensation Committee Report contained in this proxy statement. The Committee has adopted, and the Board has approved, a Committee charter which is available free of charge on the RTI website, www.rtiintl.com, or by sending a written request to the Corporate Secretary at the address set forth under the caption “Other Information” on the last page of this proxy statement.

The Compensation Committee held 4 meetings in 2007.

Nominating/Corporate Governance Committee

The members of the Nominating/Corporate Governance Committee are Edith E. Holiday (Chair), Daniel I. Booker and Robert M. Hernandez. All of the members of this committee meet the New York Stock Exchange’s rules and listing standards for independence for purposes of this committee.

The Nominating/Corporate Governance Committee is responsible for identifying individuals qualified to serve as directors; recommending to the Board candidates for election at the Annual Meeting of Shareholders or by the Board to fill vacancies occurring on the Board; and also reviewing and evaluating RTI’s director compensation from time to time. The Committee considers director candidates submitted by directors, officers, employees, shareholders and other constituencies. The Committee is also responsible for developing and recommending to the Board corporate governance principles applicable to RTI as well as their periodic review. The Committee has adopted, and the Board has approved, a Committee Charter that is available free of charge on the RTI website, www.rtiintl.com, or by sending a written request to the Corporate Secretary at the address set forth under the caption “Other Information” on the last page of this proxy statement.

The Nominating/Corporate Governance Committee annually reviews the skills and attributes of Board members within the context of the current make-up of the full Board. Board members should have individual backgrounds that, when combined, provide a portfolio of experience and knowledge that well serve RTI’s governance and strategic needs. Board candidates are typically suggested by members of the Committee but the Committee will also consider Board candidates recommended or identified by other directors, management, shareholders, and others, and will be considered on the basis of a range of criteria including the current composition of the Board, broad-based business knowledge and contacts, prominence, diversity of talents and background and sound reputation in their fields as well as a global business perspective and commitment to corporate citizenship. See “Shareholder Proposals” on page 39 of this proxy statement for additional information regarding procedures to be followed by shareholders in submitting recommendations. Additional information concerning director candidates is contained in RTI’s Corporate Governance Guidelines, available free of charge on the RTI website at www.rtiintl.com or by sending a written request to the Corporate Secretary at the address set forth under the caption “Other Information” on the last page of this proxy statement.

The Nominating/Corporate Governance Committee held 3 meetings in 2007.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

RTI’s directors are elected for one year terms. Non-employee directors may not stand for election after age seventy-two. Employee directors leave the Board when they retire from RTI. The Board may determine to extend the retirement age for a particular director.

The Board has nominated ten directors for election. All ten of the nominees for election have previously been elected by the shareholders. Of the ten individuals who are nominees for election, two are current RTI officers and the remaining eight are high-level executives with professional experience. If any nominee is unable to serve, your proxy may be voted for another person designated by the Board.

NOMINEES FOR DIRECTOR

CRAIG R. ANDERSSON	Age: 70

Retired Vice-Chairman	Director since 1990
Aristech Chemical Corporation
(chemical producer)

Mr. Andersson retired as a director and Vice-Chairman of Aristech Chemical Corporation on April 30, 1995. Previously, he was President and Chief Operating Officer, a position he had held since December, 1986. He is a past director of Albermarle Corporation and Duquesne University. He is a member of the American Institute of Chemical Engineers and Alpha Chi Sigma (a professional chemical society) and has served on the boards and executive committees of The Society of the Chemical Industry, the Chemical Manufacturers Association, the Pennsylvania Business Roundtable and the Greater Pittsburgh Chamber of Commerce. He has a BS degree in chemical engineering from the University of Minnesota and did graduate work in the same discipline at the University of Delaware.

DANIEL I. BOOKER	Age: 60

Partner,	Director since 1995
Reed Smith LLP
(law firm)

Mr. Booker is a partner of the law firm of Reed Smith LLP. From 1992 until December 31, 2000 he was Managing Partner, or chief executive, of Reed Smith. He received an undergraduate degree from the University of Pittsburgh and a law degree from the University of Chicago. He is a member of the District of Columbia, Pennsylvania and U.S. Supreme Court bars. Mr. Booker is a director of Océ USA Holding, Inc.; a director of the Allegheny Conference on Community Development; and a director of other community and professional organizations.

DONALD P. FUSILLI, JR.	Age: 56

Chief Executive Officer,	Director since 2003
David Evans Marine Science, Inc.
(marine surveying company)

Mr. Fusilli is the Chief Executive Officer of David Evans Marine Science, Inc., a Portland, Oregon based company that provides hydrogeographic surveying of seabed surfaces along ocean, river and lake coastlines. He also is the owner of The Telum Group, a privately-held consulting firm focusing on strategic planning, business development, program/project management and selected recruiting. Mr. Fusilli was President and Chief Executive Officer of Michael Baker Corporation from April 25, 2001 to September 12, 2006. He joined Michael Baker in 1973 and spent 6 years in the engineering department before obtaining his law degree in 1979. He became General Counsel in 1984, Executive Vice President — Administration of the Energy Group in 1994 and Executive Vice President and General Manager of the Group in 1995. He was elected President and Chief Operating Officer in March 2000. Mr. Fusilli is a Civil Engineering graduate of Villanova University and holds a JD from Duquesne University School of Law. He also attended the Advanced Management Program at the Harvard University Business School. Mr. Fusilli is also a Director of Sterling Construction Company, Inc.

RONALD L. GALLATIN	Age: 62

Retired Managing Director	Director since 1996
Lehman Brothers Inc.
(investment banking firm)

Mr. Gallatin served as a Managing Director of Lehman Brothers Inc., where he was a member of the Firm’s Operating Committee and its Director of Corporate Strategy and Product Development until his retirement on December 31, 1995. During his 24 years with Lehman, Mr. Gallatin had various senior roles in both its investment banking and capital markets divisions and was responsible for a series of financial innovations, most notably Zero Coupon Treasury Receipts, Money Market Preferred Stock and Targeted Stock. A graduate of New York University, and both Brooklyn and New York University Law Schools, Mr. Gallatin has BS, JD and LLM (Taxation) degrees and is a Certified Public Accountant.

CHARLES C. GEDEON	Age: 67

Retired Businessman	Director since 1991

Mr. Gedeon joined United States Steel Corporation in 1986 as Vice President — Raw Materials and President of U.S. Steel Mining Co., Inc. He was promoted to Senior Vice President — Related Resources in 1988 and advanced to the position of President, U.S. Diversified Group in 1990. He became Executive Vice President — Raw Materials and Transportation of U.S. Steel in 2003. He retired from this position on June 30, 2003. From 1983 until he joined U.S. Steel, Mr. Gedeon had been Vice President — Operations of National Steel Corporation.

ROBERT M. HERNANDEZ	Age: 63

Chairman of the Board of the Company	Director since 1990

On December 31, 2001, Mr. Hernandez retired as Vice Chairman and Chief Financial Officer and director of USX Corporation. He was elected to this position on December 1, 1994. Mr. Hernandez had been elected Executive Vice President, Accounting & Finance and Chief Financial Officer and director of USX on November 1, 1991. He was Senior Vice President, Finance & Treasurer of USX from October 1, 1990, to October 31, 1991. Mr. Hernandez was President, U.S. Diversified Group of USX from June 1, 1989, to September 30, 1990, and in such role had responsibilities for USX’s businesses not related to energy and steel. From January 1, 1987, until May 31, 1989, he was Senior Vice President and Comptroller of USX. Mr. Hernandez has his undergraduate degree from the University of Pittsburgh and his MBA from the Wharton Graduate School of the University of Pennsylvania. He is Chairman of the Board of Trustees of BlackRock Open End Equity & Long-Term Bond Funds; lead director of American Casualty Excess (ACE) Limited; a director of Eastman Chemical Company; and a director of Tyco Electronics Corporation.

EDITH E. HOLIDAY	Age: 56

Attorney	Director since 1999

Ms. Holiday was elected a director on July 29, 1999. She served as Assistant to the President and Secretary of the Cabinet in the White House from 1990 to 1993. Prior to that she held several senior positions in the United States Treasury Department including General Counsel. She is a director of Hess Corporation; White Mountains Insurance Group, Ltd.; Canadian National Railway Company and H.J. Heinz Company. She is also a director or trustee of a number of investment companies in the Franklin Templeton Group of Funds. She has BS and JD degrees from the University of Florida.

DAWNE S. HICKTON	Age: 50

Vice Chairman and Chief Executive Officer	Director since 2007

Ms. Hickton, as of April 27, 2007, is the Vice Chairman and Chief Executive Officer of the Company. Since June 2005, she served as Senior Vice President of Administration and Chief Administrative Officer. In this capacity she managed the accounting, treasury, tax, business information systems, personnel and legal functions of the Company. From April 1997 until June 2004, Ms. Hickton was Vice President and General Counsel. She holds a BA from the University of Rochester and a JD from the University of Pittsburgh. She is also a director of First National Bank Corporation.

MICHAEL C. WELLHAM	Age: 42

President and Chief Operating Officer	Director since 2007

Mr. Wellham, as of April 27, 2007, is the President & Chief Operating Officer of the Company. Since 2002, he has served as Senior Vice President in charge of the Company’s Fabrication & Distribution Group, responsible for 14 RTI locations in seven countries. He came to RTI in 1998 with the acquisition of New Century Metals. Prior to that, Mr. Wellham was president of Advanced Aerospace Metals Corporation, a full line metals distributor that he led through the start-up phase. He holds a BA from the University of Phoenix and a MBA from the University of Tennessee.

JAMES A. WILLIAMS	Age: 63

Retired Partner	Director since 2005
Ernst & Young
(accounting firm)

Mr. Williams retired as a Partner at Ernst & Young on September 30, 2003. He has over 37 years experience working with large multi-location clients and served in numerous leaderships roles, including Pittsburgh Office Managing Partner, Area Managing Partner, and Partner in Charge-Audit. He is a certified public accountant and has a BS degree from Miami University.

Vote Required

The ten director candidates receiving the most votes will be elected to the Board. Each share of RTI’s Common Stock is entitled to one vote per share and only votes for the election of a director count. Withheld votes and broker non-votes do not count for voting purposes.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP (“PwC”) has served as the independent registered public accounting firm for RTI and its predecessors for a number of years. For 2007, PwC rendered professional services in connection with the audit of the financial statements of RTI and its subsidiaries, including review of quarterly reports and review of filings with the Securities and Exchange Commission and provided tax services. They are knowledgeable about RTI’s operations and accounting practices and are well qualified to act as the independent registered public accounting firm, and the Audit Committee has selected PwC as such for 2008.

Audit Fees

The aggregate fees billed for professional services rendered by PwC for the audit of RTI’s annual financial statements and review of financial statements in RTI’s Quarterly Reports on Form 10-Q in 2007 and 2006 were $2,117,053 and $2,625,074, respectively.

Audit-Related Fees

The aggregate fees billed for assurance and related services rendered by PwC that were related to the services described above in 2007 and 2006 were $9,000 and $12,000, respectively. These services include agreed upon procedures related to compliance requirements.

Tax Fees

The aggregate fees billed for services rendered by PwC for tax services in 2007 and 2006 were $55,101 and $103,700, respectively. The services comprising these fees include federal and state tax return compliance, international tax consulting projects and assistance with new tax pronouncements.

All Other Fees

Other than fees disclosed above, there was $2,400 related to licensing fees in each of 2007 and 2006.

The Audit Committee on an annual basis preapproves the Audit Plan for the year along with the estimated fees for the plan. At each regularly scheduled, quarterly meeting, the Audit Plan and fees incurred to date are reviewed, and any fees above the estimate are reviewed and approved or disapproved at the meeting. In addition, the Chairman of the Audit Committee has been delegated authority by the full Committee to preapprove additional audit and non-audit fees between meetings, subject to review by the full Committee at the next regularly scheduled meeting. For 2007 and 2006, 100% of PwC’s fees were preapproved.

Representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Vote Required

Ratification of the appointment of the independent registered public accounting firm requires the favorable vote of a majority of the votes cast. Each share of RTI’s Common Stock is entitled to one vote per share and only votes for or against the proposal count. Abstentions and broker non-votes do not count for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have authority from the beneficial owner to vote on a particular proposal.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS
RTI’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.

COMMITTEE REPORTS

Audit Committee Report

The Committee met with management, PricewaterhouseCoopers LLP, and representatives of the Internal Audit group (which is outsourced to Ernst & Young LLP) frequently throughout the year to review and consider the adequacy of RTI’s internal control over financial reporting and the objectivity of its financial reporting, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We also discussed with RTI’s management and PricewaterhouseCoopers LLP the process used for certifications by RTI’s chief executive officer and principal financial officer that are required for certain of RTI’s filings with the Securities and Exchange Commission. We have reviewed and discussed RTI’s 2007 audited financial statements with management and with PricewaterhouseCoopers LLP. The Committee also discussed with PricewaterhouseCoopers LLP the matters required to be communicated by Statement on Auditing Standards (SAS) No. 61 as amended by SAS No. 90 (Communications With Audit Committees).

In addition, the Committee received from PricewaterhouseCoopers LLP the written disclosures required by Independence Standards Board Standard No. 1 and discussed with them their independence from RTI and its management. We have considered whether the provision by PricewaterhouseCoopers LLP of the professional services described above was compatible with the maintenance by PricewaterhouseCoopers LLP of its independent status and have determined that it was.

Based on these reviews and discussions, we recommended to RTI’s Board of Directors, and the Board has approved, that the Audited Financial Statements be included in RTI’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

James A. Williams (Chairman)
Donald P. Fusilli, Jr.
Ronald L. Gallatin
Robert M. Hernandez

Compensation Committee Report

The Compensation Committee (“Committee”) discharges the Board’s duties concerning executive compensation and prepares the report on such compensation required by the Securities and Exchange Commission.

The Committee met with management to review and discuss the Compensation Discussion and Analysis. Based on their reviews and discussions, the Committee recommended to RTI’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and this proxy statement.

Daniel I. Booker (Chairman)
Craig R. Andersson
Charles C. Gedeon
Edith E. Holiday

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table sets forth each person or entity known to us that may be deemed to have beneficial ownership of more than five percent of the outstanding Common Stock of RTI based on information publicly available as of March 1, 2008.

Name and Address of	Amount and Nature of		Percent of
Beneficial Owner	Beneficial Ownership		Class

Columbus Hill Capital Management, L.P.	1,199,100	(1)	5.2%
830 Morris Turnpike, 2nd Floor Short Hills, NJ 07078
Deutsche Bank AG	2,071,277	(2)	8.9%
Theodor-Heuss-Allee 70 Germany 60468 Frankfurt am Main
FMR LLC	2,924,440	(3)	12.7%
82 Devonshire Street Boston, MA 02109
Harbert Management Corporation	2,250,000	(4)	9.7%
One Riverchase Parkway South Birmingham, AL 35244

(1)	This information is based solely on the Schedule 13G filed with the SEC on February 4, 2008 which indicates that the power to vote or direct the vote of all shares and the power to dispose of such shares is shared by CHC Partners, L.L.C. (the general partner of Columbus Hill Capital Management, L.P.), Kevin D. Eng and Howard Kaminsky (each a managing member of CHC Partners, L.L.C.).

(2)	This information is based solely on the Schedule 13G filed with the SEC on February 8, 2008 which indicates sole power to dispose of all such shares and sole power to vote or to direct the vote of all such shares. All shares reported above are held by Deutsche Bank AG, London Branch.

(3)	Includes 2,591,544 shares beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and a registered investment adviser, as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d, Chairman of FMR LLC, FMR Corp. (through its control of Fidelity) and the funds each has sole power to dispose of the 2,591,544 shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ boards of trustees. Also includes 330,796 shares beneficially owed by Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned bank subsidiary of FMR Corp., as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR Corp., through its control of PGATC, each has sole dispositive power over and sole power to vote or to direct the voting of such shares. This information is based solely on the Schedule 13G filed with the SEC on February 14, 2008 by FMR LLC and Edward C. Johnson 3d.

(4)	This information is based solely on the Schedule 13G filed with the SEC on August 10, 2007 by Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Offshore Manager, L.L.C., Harbert Management Corporation, HMC Investors, L.L.C., Michael D. Luce, Philip Falcone and Raymond J. Harbert, which indicates that 1,500,000 of 2,250,000 total shares are beneficially owned by each of Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Offshore Manager, L.L.C., and HMC Investors, L.L.C., with each having shared power to dispose of all such shares and shared power to vote or to direct the vote of all such shares, and that all of the 2,250,000 total shares are beneficially owned by each of Harbert Management Corporation, Michael D. Luce, Philip Falcone and Raymond J. Harbert, with each having shared power to dispose of all such shares and shared power to vote or to direct the vote of all such shares.

Security Ownership of Directors and Executive Officers

The following table reflects the number of shares of our Common Stock beneficially owned, as of March 1, 2008, by each director and nominee, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group:

	Amount and
	Nature of		Percent of
Name	Beneficial Ownership		Class (4)

Craig R. Andersson	36,013		—
Daniel I. Booker	18,641		—
Donald P. Fusilli	6,386		—
Ronald L. Gallatin	16,000		—
Charles C. Gedeon	12,938		—
Stephen R. Giangiordano	38,658		—
Robert M. Hernandez	32,371		—
Dawne S. Hickton	75,006		—
Edith E. Holiday	11,718		—
William T. Hull	22,812		—
John H. Odle	72,510	(2)(3)(5)	—
Timothy G. Rupert	134,370	(1)(3)(5)	—
William F. Strome	3,000		—
Michael C. Wellham	16,199	(3)	—
Chad Whalen	6,233		—
James A. Williams	3,515		—
All directors and executive officers as a group (16 persons)	506,370		2.2%

(1)	Mr. Rupert, the former President and Chief Executive Officer, retired from the Company July 31, 2007.

(2)	Mr. Odle, the former Executive Vice President, retired from the Company September 28, 2007.

(3)	Excludes an indeterminate number of shares underlying units in a unitized stock fund, which is an available investment option under RTI’s defined contribution employee savings plan. (As of April 27, 2007, Messrs. Rupert and Odle had 2,259.93 and 252.33 units, respectively, under such plan. As of March 1, 2008, Mr. Wellham had 1,015.51 units under such plan.)

(4)	There were 23,123,631 shares outstanding as of March 1, 2008. In accordance with the rules and regulations of the Securities Exchange Commission, in computing the percentage ownership for each person listed, any shares which the listed person had the right to acquire within 60 days are deemed outstanding, however, shares which any other person had the right to acquire within 60 days are disregarded in the calculation. Therefore, the denominator used in calculating beneficial ownership among the persons listed may differ for each person. No percentage is shown for ownership of less than one percent.

(5)	Information as of April 27, 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

A.	Overview and Pay Philosophy

For the 2007 executive compensation detailed in the tables that follow this discussion and analysis, our Board of Directors empowered the Compensation Committee (the “Committee” or the “Compensation Committee”) to discharge the Board’s duties concerning executive compensation and advise the Board on the Company’s compensation philosophy, programs, and objectives. Specifically, the Committee makes decisions regarding compensation of our named executive officers in accordance with the Committee’s Charter and in accordance with the Company’s compensation philosophy. The Committee is responsible for the review and approval of the Company’s compensation philosophy including executive compensation programs, plans and awards; policies, principles and procedures for the selection of performance objectives of the CEO and other named executive officers; and for establishing compensation levels for the CEO and other named executive officers based on the Committee’s evaluation of performance. The Committee also administers RTI’s stock-based compensation plans (including the shareholder-approved 2004 Stock Plan) through which long-term incentive compensation awards are granted to our named executive officers and other managers and employees.

Consistent with the Committee’s mandate, RTI has adopted a comprehensive statement entitled “Pay Philosophy and Guiding Principles Governing Officer Compensation” (the “Pay Philosophy”). The Pay Philosophy covering 2007 was amended to provide for performance-based long-term equity incentive awards in addition to the stock options and time-based restricted stock awards that we have used historically. We also made the Pay Philosophy applicable to the new executive officer positions created in connection with our management succession plan that became effective in April 2007. As such, the Pay Philosophy is applicable to RTI’s Vice Chairman & Chief Executive Officer, President & Chief Operating Officer, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents.

The overall philosophy related to our officer compensation programs set out in the Pay Philosophy is as follows:

•	To promote achievement of the Company’s business objectives and reinforce its strategies;

•	To align the interests of the Company’s officers with those of its shareholders; and

•	To provide pay that is externally competitive and internally equitable.

The Pay Philosophy is designed to reward executive performance on both an individual basis and as a team as follows:

•	To recognize the efforts of the executive team in their performance against identified quantitative and qualitative objectives for the Company;

•	To provide compensation awards based on individual performance against quantitative and qualitative personal objectives; and

•	To allow for significant rewards for exceptional performance.

B.	Elements of Named Executive Officer Compensation

The Company’s comprehensive compensation program consists of the following elements for our named executive officers:

•	Salary: Executive salary addresses current compensation and is paid to attract and retain qualified personnel and to provide a guaranteed level of income regardless of performance as well as recognition of consistent excellent performance over a number of years. An individual’s salary may fall anywhere in a pre-determined range, the midpoint of which for each position will be maintained near the median of that for similar positions at appropriate comparator companies with a maximum near the seventy-fifth percentile of the comparator group. However, individual salaries and salary adjustments will reflect a variety of factors including relevant experience, time in position, and individual performance as measured by the executive’s annual performance review.

•	Bonuses: The major role of annual incentive compensation (i.e., annual bonuses) is to motivate officers through the recognition of attainment of specific key short-term objectives and/or other strategic milestones or operational goals. The bonus award opportunity guidelines set forth in the Pay Philosophy call for annual bonuses for target performance to be established near the median of that for similar positions at appropriate comparator companies.

No bonus will be paid to an officer whose performance is judged to be unacceptable regardless of the level of corporate performance. Likewise, the Compensation Committee may, in order to retain valued executives, pay bonuses to recognize exceptional individual performance regardless of the level of corporate performance.

•	Long-term Incentives: Long-term incentive awards are designed specifically to reward increases in shareholder wealth as measured by improvement in earnings per share and the price of the Company’s common stock. Long-term incentive grants are currently made pursuant to the Company’s 2004 Stock Plan and may be made in a combination of stock (which, under the plan, may be awards of restricted shares, performance shares, phantom stock or non-restricted shares) and stock options. Historically it had been the Company’s practice to utilize a mix of stock options and restricted share awards, each vesting over time. Stock options align management’s interest with that of shareholders and have value only if the stock price increases over time. Our stock options are granted at fair market value on the date of grant and vest ratably over three years. As many companies moved away from the reliance on stock options, due in part to the evolution of regulatory, tax and accounting treatments, restricted share awards became more prevalent. Because it is important to us to provide compensation that is externally competitive and to retain our executive officers, we utilize restricted share awards that vest ratably over five years.

In January 2008, when determining the grants of long-term incentives based upon 2007 performance, the Compensation Committee instituted a change in our philosophy for long-term incentives by introducing performance-based awards to be implemented over a transition year. The Committee determined that long-term incentives that are in part based upon the future performance of the Company rather than being entirely time based will more closely align the compensation of our executives with the interests of our shareholders. Generally, our executives who are granted performance awards will earn shares of our common stock in amounts ranging from 0% to 200% of a target number of shares based upon the total shareholder return (“TSR”) of RTI as compared to our peers over a pre-determined performance period. For years after this transition year the Committee intends that approximately 40% of the long-term incentives should be in the form of performance share awards for all the named executives. Performance share awards granted after this transition year are expected to have a three-year performance period. The remaining long-term incentives after this year are anticipated to be split approximately 40% time-based restricted shares and 20% stock options for our CEO and COO with a slightly higher percentage of options (and correlating decrease in restricted shares) for our other named executives.

The Committee recognizes that while performance share awards more closely align incentive compensation with the interests of our shareholders, from the executives’ point of view, performance-based awards contain additional risk. Specifically, if RTI does not produce a TSR at the minimum specified levels during the performance period, the executive will not receive any shares of our common stock while, in contrast, if the executive had received restricted shares that vest over time, he or she would have received the shares regardless of the future performance of the Company so long as the executive continued to be employed. The long-term incentives granted in January 2008 were based upon the performance of the named executives and RTI during 2007 with certain transition year adjustments. The executives performed in 2007 in part because they believed that they were eligible to receive the time based long-term incentives if they and the Company met their objectives. As a result the Committee decided to transition the shift to performance awards for this year only by increasing the total mix of incentive awards granted, increasing the target amount of the long-term incentives as a percentage of salary and reducing the performance period for the performance award component to two years.

Although the Company has not imposed strict stock ownership guidelines for management, the Board of Directors expects our named executive officers to continue to align their interests with that of our shareholders through long-term holdings in our common stock.

•	Health and Welfare Benefits: We provide certain health and welfare benefits to our named executive officers which are not tied to any individual or corporate performance objectives and are intended to be part of an overall competitive compensation program. Our named executive officers participate in these plans on the same terms as other eligible employees, subject to any regulatory limits on amounts that may be contributed by or paid to the named executive officers under such health and welfare plans.

•	Perquisites: Our named executive officers and other senior managers are provided certain perquisites that we believe are competitive and consistent with our compensation philosophy. Our principal perquisite programs are tax preparation and financial planning advice, use of a Company automobile or automobile allowance, certain business-related club memberships, and annual executive medical exams. Perquisites are discussed in greater detail in the footnotes to and narrative disclosure following the Summary Compensation Table.

•	Post-Employment Compensatory Arrangements:

°	Pension Plan. We have a qualified defined benefit plan that covers each of our current named executive officers except for Mr. Wellham and Mr. Whalen. The benefits are based on a formula which includes a percentage of the participant’s average monthly base salary multiplied by continuous years of service. See “Retirement Benefits” following for a description of our defined benefit plan.

°	Supplemental Pension Program. Our named executive officers also participate in the Supplemental Pension Program, a non-qualified defined benefit plan. It entitles the executives to specified annual benefits based upon average annual bonuses and years of service if they retire after age 60 or prior to age 60 with 30 years of service with RTI’s consent. See “Retirement Benefits” following for a description of our supplemental pension program.

°	401(k) Plan. We maintain a 401(k) defined contribution plan in which the Company contributes 50% of the first 8% of an executive’s base salary and bonus contributed by the executive, subject to applicable Internal Revenue Code limits, for Mr. Wellham and Mr. Whalen as they do not participate in the defined benefit pension plan. Other named executive officers may participate in the 401(k) plan up to applicable Internal Revenue Code limits but the Company does not match their contributions.

°	Change in Control Severance Policy. Each named executive officer is eligible to participate in our executive change in control severance policy that entitles the CEO to a benefit equal to 2.5 times her annual base salary and bonus and each other named executive officer to a benefit equal to 2 times their annual base salary and bonus, in each case if the executive’s employment with the Company is terminated by the Company other than for cause, death or disability, or by the executive for good reason within 24 months after a change in control of the Company. Also, upon such event the executives will be entitled to accelerated vesting of previously unvested stock-based long-term incentive awards, the continuation of life, disability and health insurance benefits for a specified period, and a “gross-up” payment in certain circumstances if the executive is subject to excise taxes because of these provisions.

°	Non-Change in Control Severance Policy. Each named executive officer is also eligible to participate in our executive non-change in control severance policy. It entitles the named executive officers to certain severance benefits in the event that the Company terminates the executive’s employment other than for cause, death or disability outside of the context of a change of control, or if the Company breaches the executive’s employment agreement in certain circumstances or if the Company reduces the executive’s base salary without the executive’s consent. In such event, the CEO will be entitled to a benefit equal to 2 times her annual base salary and bonus, the COO will be entitled to 1.5 times his annual base salary and bonus and each other named executive officer will be entitled to a benefit equal to 1 times their annual base salary and bonus. Participants are also entitled to the continuation of life, disability and health insurance benefits for a specified period.

C.	Overview of the Decision Making Process

In furtherance of our management succession plan that was put into effect in April 2007, the Compensation Committee hired Towers Perrin, a national benefits consulting firm, to review the Company’s executive compensation generally, and to give specific advice on the compensation of the Company’s executive officers. Considering this advice, the Company entered into new employment contracts with each of Ms. Hickton, Mr. Wellham, Mr. Hull and Mr. Giangiordano effective on April 27, 2007, with Mr. Whalen effective February 23, 2007 and with Mr. Strome in November 19, 2007 (who is an executive officer, but for 2007 was not a named executive officer). The initial salaries and incentive targets for each named executive officer as reflected in the employment contracts are discussed below under the heading “Analysis of Compensation Awards for Our NEOs”.

In making determinations as to the compensation for the named executive officers for the different elements of the compensation program, the Committee looks at each of the following considerations:

•	Variability: A large portion of total compensation will be based upon Company performance, recognizing the highly cyclical nature of the Company’s business. While salaries will generally be maintained at competitive levels, the major opportunities for significant upward shifts in total compensation will be provided through short-term and long-term incentive programs.

•	Clarity: Performance objectives for short-term and long-term incentive programs will be clearly articulated to executives. The objectives will be predetermined in the beginning of a determination period, which occurred when our executives took over their new positions in 2007 for the year ending 2007, and in January of 2008 for the current year. However, if deemed appropriate by the Company’s Board, after-the-fact discretionary judgment will be applied.

•	Communicability: Officers are made aware of and fully understand their earnings potential for a given year and what specific actions and results are needed to achieve these earnings.

•	Strategic Emphasis: The Company’s compensation program emphasizes variable components over guaranteed fixed components of compensation. For 2007, the approximate proportion of total direct compensation to be represented by salary, short-term (bonus) and long-term incentives assuming both short-term and long-term incentives are paid at target levels by classes of officer as follows:

° Vice Chairman & CEO — 35% salary, 20% bonus and 45% long-term incentives.

° President & COO — 35% salary, 20% bonus and 45% long-term incentives.

° Executive Vice Presidents — 40% salary, 20% bonus and 40% long-term incentives.

° Senior Vice Presidents — 40% salary, 20% bonus and 40% long-term incentives.

° Vice Presidents — 45% salary, 15% bonus and 40% long-term incentives.

The Pay Philosophy provides that RTI’s officers compensation should generally range at about the average or median of the remuneration paid by the Company’s comparator group when aspects of performance are at target levels.

Upon her appointment as CEO, with input from the individual executives as well as the Chairman of the Board of Directors, Ms. Hickton established specific performance-based objectives for each member of the executive team, based upon various factors including the immediate past performance of the Company and its reporting segments, the projected market conditions in the industry, and the short- and long-term strategic plan of the Company as established by the Board. Each performance-based objective is reviewed by the Compensation Committee. At the same time, and using the same general factors, the Compensation Committee and the Chairman of the Board established specific performance-based objectives for Ms. Hickton.

The Compensation Committee met in October and agreed to introduce performance-based long-term incentive awards for 2007 to enhance the link between compensation and objectively measurable performance of the Company.

In November, the CEO began to review the performance of the named executive officers, other than herself, for the purpose of setting base salary for the following year and bonus and incentive compensation for the year then ending. She reviewed the RTI stock price during the year; the Company and each business unit’s performance with respect to income before tax, cash flow return on invested capital, return on equity and return of assets (all determined in accordance with Company accounting policy) as compared to the Company’s annual and six month business plans; and individual performance for each of the named executive officers as compared against the specific objectives set earlier in the year, and discussed these factors with the Chairman of the Board. Using this information, with input from the Chairman of the Board, and basic information regarding trends in executive salaries in the manufacturing industry and the understanding that performance-based awards would be introduced, the CEO made recommendations as to the compensation of the other named executive officers. The recommendations, along with tally sheets summarizing each executive’s current compensation and aggregate stock holdings and benefits were distributed to the Compensation Committee in January. The overall purpose of the tally sheets is to bring together, in one place, all the elements of compensation so that the Committee may analyze both the individual elements of compensation (including the compensation mix) as well as total compensation.

The Committee reviewed the recommendations of the CEO with respect to the other executive officers and then, with the assistance of the Chairman of the Board, reviewed the performance of the CEO in the same manner that the CEO evaluated the other executive officers. The Committee then made the final determination as to base salaries for the new year and any bonus and incentive compensation for the immediate past year’s performance based upon each individual’s status and performance, in each case consistent with the Pay Philosophy set forth above. Awards of long-term, equity-based compensation were granted by the Committee at this January meeting and the compensation of the named executive officers was ratified by the Board of Directors.

Tax Considerations

The Committee considers the impact of the applicable tax laws with respect to executive compensation. In certain circumstances, applicable tax laws impose potential penalties on compensation or result in a loss of deduction to RTI for such compensation.

Participation in and compensation paid under our plans, contracts and compensation arrangements may result in the deferral of compensation that is subject to the requirements of Section 409A of the Internal Revenue Code. While we intend for our plans, contracts and compensation arrangements to be structured and administered in a manner that complies with the requirements of Section 409A, to the extent that our plans, contracts and compensation arrangements fail to meet certain requirements under Section 409A, compensation earned thereunder may be subject to immediate taxation and tax penalties.

With certain exceptions, Section 162(m) of the Internal Revenue Code limits RTI’s tax deduction for compensation deduction for compensation in excess of $1 million paid to certain covered employees. Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation.” The Committee reserves the right to provide both market and performance-based compensation to covered employees. Certain awards, such as stock options, are intended to qualify for deduction under Section 162(m). Other types of awards, such as restricted shares and performance share awards, however, may not qualify for the performance-based exception and therefore may not be deductible under Section 162(m). While the Committee considers the tax impact of any compensation arrangement, it reserves the right to approve non-deductible compensation consistent with the overall pay philosophy of the Company.

If a change in control of the Company results in the payment of severance or the accelerated vesting of equity-based awards, a disqualified individual could, in some cases, be considered to have received “parachute payments” within the meaning of Sections 280G and 4999 of the Internal Revenue Code. A disqualified individual can be subject to a 20% excise tax on excess parachute payments and the Company can be denied a tax deduction. Our executive change in control severance policy discussed above provides that if it is determined any payment or benefit thereunder would constitute an excess parachute payment, the Company will pay a gross-up payment, subject to certain limitations, such that the net amount retained by the disqualified person after the application of any excise taxes will be equal to such payments or distributions. Gross-up payments will not be deducted by the Company.

D.	Analysis of Compensation Awards for Our Named Executive Officers

In order to determine the initial base salaries for 2007 the Compensation Committee reviewed the compensation practices among publicly-owned peer companies in order to ensure the appropriateness of the Company’s compensation program design and compensation levels. Towers Perrin was hired to report directly to the Compensation Committee as its compensation consultant to advise on compensation matters. The consultant participated in Committee meetings throughout 2007 and was engaged to advise on compensation trends and best practices, plan design and the reasonableness of individual compensation awards.

The consultant employed a benchmarking process as an assessment tool that compares elements of RTI’s compensation programs with those of other companies that have similar characteristics. The purpose of the benchmarking process is to:

•	Understand the competitiveness of current pay levels relative to peer companies with similar revenues and business characteristics;

•	Understand the alignment between executive compensation levels and Company performance; and

•	Serve as a basis for developing salary adjustments and incentive awards for the Compensation Committee’s approval.

When advising the Compensation Committee on 2007 base salary and incentive compensation, the consultant used both market compensation data from reputable compensation surveys (Towers Perrin, Mercer, and Watson Wyatt) representing general industry companies and a more specific analysis of proxy disclosures from publicly-owned peer companies. The peer group was developed based on a set of characteristics that include:

•	Asset-intensive companies similar to RTI; and

•	Annual revenues that range from $100 million to $1.6 billion.

The following compensation peer group was established in January 2007:

Aeroflex Inc.	Dril-Quip Inc.	Kaydon Corp.	Olympic Steel Inc.
AMCOL International Corp.	Ducommun Inc.	LMI Aerospace Inc.	Steel Technologies Inc.
Brush Engineered Materials Inc.	Eagle Materials Inc.	Myers Industries Inc.	Texas Industries Inc.
Carpenter Technology Corp.	Easterline Technologies Corp.	NN Inc.	Titanium Metals Corp.
Castle (AM) & Co.	Intermagnetics General Corp.	Northwest Pipe Company	Triumph Group Inc.

Peer group pay practices for each pay element were analyzed for base salary, target annual bonus opportunities and long-term incentives. The peer group data was supplemented by broader general industry data from compensation surveys to facilitate the evaluation of compensation levels and design.

Towers Perrin presented the Compensation Committee with ranges of base salary, target annual bonus as a percentage of salaries and target long-term incentives as a percentage of salaries for each of our named executive officers. The Compensation Committee reviewed these ranges and determined the base salaries and incentive targets to be included in each named executive officer’s employment contract as described below. In making this determination, the Committee considered each executive officer’s experience in the position, the amount of the increase of the salary level over the current compensation and relative internal positioning. In the case of each of our named executives, the base salaries used for 2007 were below the median of the ranges determined by the peer group and the broader industry surveys. The Compensation Committee believed this was appropriate as each executive was new to their respective positions in 2007.

Based upon the Towers Perrin recommendations, the Committee caused the Company to enter into employment contracts with each of our named executive officers pursuant to which the Company established initial compensation for 2007 as follows:

			Total Projected
			Value of Long-Term
			Incentive Awards at
	Base Salary	Target Bonus	Target Performance

Dawne S. Hickton	$425,000	75% of Salary	200% of Salary
Michael C. Wellham	$325,000	60% of Salary	110% of Salary
Stephen R. Giangiordano	$250,000	50% of Salary	100% of Salary
William T. Hull	$250,000	50% of Salary	80% of Salary
Chad Whalen	$200,000	40% of Salary	60% of Salary

In reviewing the performance of the named executive officers for purposes of determining if bonuses and long-term incentive compensation should be awarded for 2007, the Committee took into consideration RTI’s operating and financial performance as well as the change in share price during the year. The Committee noted that RTI’s share price declined from December 31, 2006 to December 31, 2007 by approximately 12%. It was noted that the peer group showed an aggregate appreciation during the period of approximately 36% and the S&P 500 appreciated by approximately 4%. Offsetting this, however, the Committee noted that RTI’s actual income before tax, earnings per share, cash flow, return on invested capital, return on equity and return on assets for the year all were better than as projected in the Company’s 6-plus-6 business plan. The 6-plus-6 business plan shows the actual results for the first six months of the year and the projected results for the last six months of the year. Given the timing of the management succession, the 6-plus-6 plan was used rather than the full-year business plan because the CEO and named executives all assumed their current positions at the end of April (with the exception of Mr. Whalen). The Committee noted that RTI reported record revenues for the year and increased its earnings per share by 22%. Finally, the Committee noted that the Company signed several long-term contracts with key customers estimated to generate over $4 billion in revenue, thus helping to create a significant foundation for long-term stability and growth.

The Committee also measures executive performance against pre-determined personal objectives. Specific objectives for 2007 for Ms. Hickton were to develop a comprehensive five-year strategic plan, strengthen relationships with key customers, strengthen the Company’s investor relations initiatives, secure raw material sourcing plans, lead the Company’s efforts to support legislation concerning military procurement of specialty metals, and develop an internal management structure to support the Company’s strategic plan. Certain of the other named executive officers shared some of Ms. Hickton’s objectives and were tasked with other goals and objectives specific to their individual tasks and responsibilities.

The following chart summarizes the achievement of each of the named executive officer’s personal objectives:

	Number of	Number of Personal
	Personal Objectives	Objectives Achieved

Dawne S. Hickton	6	6
Michael C. Wellham	5	4
Stephen R. Giangiordano	6	5
William T. Hull	7	5
Chad Whalen	6	6

Certain operational goals (for example, productivity, inventory turnover and on-time deliveries) are established for each of the Company’s two operating segments, often times at levels that represent significant improvements from prior periods. These operational goals are included in the personal objectives of Mr. Wellham, Mr. Giangiordano and Mr. Hull and were not 100% achieved in 2007. However, several of the operational goals were met and marked improvements were seen in certain of those goals that were not fully achieved during the year.

In addition to the personal objectives described above, each of the executive officers is responsible for the Company’s safety goal for reportable incidents during the year. The Company did not meet this goal for 2007.

After considering the Company’s overall performance, each executive’s performance against their personal objectives, and the performance of the executive management team as a whole, the Committee decided to award cash bonuses at approximately the target amount for our CEO and each other named executive officer. The long-term incentives granted to Ms. Hickton included time-based awards (restricted shares and stock options) at approximately 176% of her base salary and performance awards at approximately 88% of her base salary. Time-based awards to Mr. Wellham were granted at 96% of his base salary and he received performance awards at approximately 48% of his base salary. Mr. Giangiordano receives time-based awards at approximately 87% of his base salary and performance awards at approximately 44% of his base salary. Mr. Hull’s time-based awards were granted at approximately 70% of his base salary and his performance awards at approximately 36% of his base salary. Finally, Mr. Whalen was granted time-based awards valued at approximately 55% of his base salary and performance awards valued at approximately 28% of his base salary.

In each case the Committee’s intent was to compensate each of our executive officers near the targeted amount established for 2007, as the Committee believes each person’s performance was at least at the expected level and that the Company’s record sales and earnings should be recognized despite the stock price performance. The value of the time-based awards was less than the target established in the Pay Philosophy due to the addition of the performance awards that were not contemplated by the Pay Philosophy as in effect for 2007. The value of the combination of the time based and performance awards was in excess of the targeted amounts to account for the transition to performance based awards as described above.

E.	Changes in Compensation for 2008

In January 2008, we amended the Pay Philosophy to provide for the addition of performance awards as described above. In addition, we expanded the Pay Philosophy to make it applicable to non-officer executives designated by the CEO. Finally, we removed the previously included targets and ranges for incentive grant types and for the proportion of total compensation to be represented by each element. These were removed as the Committee, after consultation with Towers Perrin, believes that our compensation programs should emphasize variable components over guaranteed fixed components. Going forward, we intend to develop award guidelines and targets to approximate the median of comparator companies.

Summary Compensation Table

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
						Incentive	Deferred
Name and				Stock	Option	Plan	Compensation	All Other
Principal Position	Year	Salary	Bonus (1)	Awards (2)	Awards (2)	Compensation	Earnings (3)	Compensation (4)	Total

Dawne S. Hickton (5)	2007	$375,003	$300,000	$391,544	$145,718	N/A	$97,749	$130,626	$1,440,640
Vice Chairman and Chief	2006	259,000	250,000	213,826	103,492	N/A	56,291	39,226	921,835
Executive Officer

Timothy G. Rupert (6)	2007	288,750	—	1,829,939	21,945	N/A	1,017,928	29,650	3,188,212
Retired	2006	464,000	550,000	1,045,096	248,144	N/A	605,071	31,434	2,943,745

John H. Odle (7)	2007	241,667	—	923,325	14,737	N/A	313,927	15,275	1,508,931
Retired	2006	299,000	300,000	528,857	192,099	N/A	256,789	23,779	1,600,524

Michael C. Wellham	2007	273,755	190,000	147,119	84,055	N/A	49,095	21,978	766,002
President and Chief	2006	158,000	125,000	34,311	32,826	N/A	—	7,004	357,141
Operating Officer

Stephen R. Giangiordano	2007	224,089	150,000	161,719	94,645	N/A	132,259	12,814	775,526
Executive Vice President	2006	164,000	130,000	51,673	58,160	N/A	96,378	10,208	510,419

William T. Hull	2007	238,755	140,000	208,376	124,702	N/A	24,120	—	735,953
Senior Vice President and	2006	205,000	150,000	110,401	122,662	N/A	17,154	20,315	625,532
Chief Financial Officer

Chad Whalen (8)	2007	177,337	80,000	47,613	185,319	N/A	406	4,160	494,835
Vice President, General	2006	—	—	—	—	N/A	—	—	—
Counsel and Secretary

(1)	Represents the cash bonus paid to the Named Executive Officers for their performance during 2007.

(2)	Represents the proportionate amount of the total fair value of stock and option awards recognized by the Company as an expense in 2007 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to the service-based vesting conditions. The fair values of these awards and the amounts expensed in 2007 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”). The awards for which expense is shown in this table include the awards described in the Grants of Plan-Based Awards table of this Proxy Statement, as well as awards granted in 2003, 2004, 2005 and 2006 for which we continued to recognize expense in 2007. The assumptions used in determining the grant date fair values of these awards are set forth in the Notes to the Company’s Consolidated Financial Statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.

(3)	Reflects the increase during 2007 in actuarial present values of each Named Executive Officer’s accumulated benefits under our Pension Plan for Eligible Salaried Employees, Supplemental Pension Plan and with respect to Mr. Rupert and Mr. Odle, individual non-qualified letter agreements.

(4)	Represents the aggregate incremental cost to the Company with respect to the perquisites and other personal benefits provided to the Named Executive Officer in 2007.

(5)	Ms. Hickton was elected to the position of Vice Chairman and Chief Executive Officer effective April 27, 2007.

(6)	Mr. Rupert, the former President and Chief Executive Officer, retired from the Company July 31, 2007.

(7)	Mr. Odle, the former Executive Vice President, retired from the Company September 28, 2007.

(8)	Mr. Whalen joined the Company as Vice President, General Counsel and Secretary in February 2007.

All Other Compensation Table

The following table describes each component of the All Other Compensation column in the Summary Compensation Table:

							Change in
					Company	Severance	Control
			Tax	Insurance	Contributions	Payments/	Payments/
Name	Year	Perquisites (1)	Reimbursements	Premiums	to DC Plans (2)	Accruals	Accruals	Total

Dawne S. Hickton (3)	2007	$130,626	$—	$—	$—	$—	$—	$130,626
	2006	39,226	—	—	—	—	—	39,226
Timothy G. Rupert (4)	2007	29,650	—	—	—	—	—	29,650
	2006	31,434	—	—	—	—	—	31,434
John H. Odle (5)	2007	15,275	—	—	—	—	—	15,275
	2006	23,779	—	—	—	—	—	23,779
Michael C. Wellham	2007	14,228	—	—	7,750	—	—	21,978
	2006	—	—	—	7,004	—	—	7,004
Stephen R. Giangiordano	2007	12,814	—	—	—	—	—	12,814
	2006	10,208	—	—	—	—	—	10,208
William T. Hull	2007	—	—	—	—	—	—	—
	2006	20,315	—	—	—	—	—	20,315
Chad Whalen(6)	2007	—	—	—	4,160	—	—	4,160
	2006	—	—	—	—	—	—	—

(1)	Represents the aggregate incremental costs to the Company in 2007 for all perquisites and personal benefits for the listed individuals. Perquisites and personal benefits for 2007 consisted of (i) usage of Company-owned automobiles and related expenses or automobile allowances for all but Mr. Strome, (ii) country and city club membership dues for Messrs. Rupert, Odle, Giangiordano and Wellham and Ms. Hickton ($106,959), (iii) annual tax preparation and advisory services for Messrs. Rupert, Odle, Hull and Giangiordano and (iv) annual executive physical examination and diagnostic services at a designated medical facility for Messr. Rupert and Ms. Hickton. Unless a dollar amount is included in this footnote, none of these benefits individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the listed individuals.

(2)	Represents the Company’s 401(k) matching contribution for the Named Executive Officer. Mr. Wellham and Mr. Whalen are the only Named Executive Officers in the Company’s defined contribution 401(k) plan that received a matching contribution.

(3)	Ms. Hickton was elected to the position of Vie Chairman and Chief Executive Officer effective April 27, 2007. Included in the perquisites reported for Ms. Hickton is the cost associated with the transfer of a club membership to Ms. Hickton upon her appointment as Vice Chairman and Chief Executive Officer.

(4)	Mr. Rupert, the former President and Chief Executive Officer, retired from the Company July 31, 2007.

(5)	Mr. Odle, the former Executive Vice President, retired from the Company September 28, 2007.

(6)	Mr. Whalen joined the Company as Vice President and General Counsel in February 2007.

Grants of Plan-Based Awards Table

										All	All
										Other	Other
										Stock	Option
										Awards:	Awards:	Exercise	Closing	Full
			Estimated Future Payouts			Non-	Estimated Future Payouts			Number	Number of	or Base	Price	Grant
			Under Non-Equity Incentive			Equity	Under Equity Incentive			of Shares	Securities	Price of	of Stock	Date
	Grant	Approval	Plan Awards			Rights	Plan Awards			of Stock	Underlying	Option	on Date	Fair
Name	Date	Date	Threshold	Target	Maximum	(#)	Threshold	Target	Maximum	or Units(1)	Options(2)	Awards(3)	of Grant	Value(4)

Dawne S. Hickton	1/26/2007	1/26/2007	—	—	—	—	—	—	—	—	5,000	$76.85	$77.10	$168,800
	1/26/2007	1/26/2007	—	—	—	—	—	—	—	7,280	—			559,468
Timothy G. Rupert (5)	1/26/2007	1/26/2007	—	—	—	—	—	—	—	—	—	—	—	—
	1/26/2007	1/26/2007	—	—	—	—	—	—	—	16,520	—			1,269,562
John H. Odle (6)	1/26/2007	1/26/2007	—	—	—	—	—	—	—	—	—	—	—	—
	1/26/2007	1/26/2007	—	—	—	—	—	—	—	9,000	—			691,650
Michael C. Wellham	1/26/2007	1/26/2007	—	—	—	—	—	—	—	—	3,500	76.85	77.10	118,160
	1/26/2007	1/26/2007	—	—	—	—	—	—	—	3,740	—			287,419
Stephen R. Giangiordano	1/26/2007	1/26/2007	—	—	—	—	—	—	—	—	3,500	76.85	77.10	118,160
	1/26/2007	1/26/2007	—	—	—	—	—	—	—	3,846	—			295,565
William T. Hull	1/26/2007	1/26/2007	—	—	—	—	—	—	—	—	3,500	76.85	77.10	118,160
	1/26/2007	1/26/2007	—	—	—	—	—	—	—	3,860	—			296,641
Chad Whalen (7)	2/19/2007	2/19/2007	—	—	—	—	—	—	—	—	10,000	83.41	83.84	363,900
	2/19/2007	2/19/2007	—	—	—	—	—	—	—	1,500	—			125,115

(1)	Represents the number of restricted stock awards granted in 2007 to the Named Executive Officers. These awards vest ratably in five equal annual installments beginning one year after the grant date.

(2)	Represents the number of stock option awards granted in 2007 to the Named Executive Officers. These awards vest ratably in three equal annual installments beginning one year after the grant date.

(3)	Represents the exercise price for the stock options granted, which is determined based on the average of the high and low market prices on the date of grant.

(4)	Represents the grant date fair value of the award determined in accordance with SFAS 123(R). The grant date fair value for restricted stock awards is based on the average of the high and low market prices on the date of grant. The grant date fair value for stock option awards is based on the Black-Scholes option pricing model. The actual value, if any, that a Named Executive Officer may realize upon exercise of stock options will depend on the excess of the stock price over the base value on the date of exercise. As such, there is no assurance that the value realized by a Named Executive Officer will be at or near the value estimated by the Black-Scholes model. The assumptions used in determining the grant date fair values of these awards are set forth in the Notes to the Company’s Consolidated Financial Statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.

(5)	Mr. Rupert, the former President and Chief Executive Officer, retired from the Company on July 31, 2007.

(6)	Mr. Odle retired from the Company September 28, 2007.

(7)	Mr. Whalen joined the Company as Vice President and General Counsel in February 2007.

The tables above summarize the total compensation paid to or earned by each of our named executive officers for the fiscal year ended December 31, 2007. The narrative below describes current employment agreements and material employment terms with each of our named executive officers, as applicable, and provides additional description with respect to the compensation components set forth in the above tables.

Employment Agreements

On August 1, 1999, RTI entered into employment agreements with Messrs. Odle and Rupert covering their employment for an initial four year term and for additional one year terms each year thereafter until the officer attains age 65 unless terminated prior thereto by either party on 120 days notice. Under the agreements, each of Mr. Odle and Rupert received the annual salary set forth, subject to increases from time to time in the sole discretion of RTI. RTI had the ability to terminate the services of the officer at any time for “cause” as defined in the agreement. They each agreed, for a period of 24 months after the end of the employment period or employment termination, whichever occurs first, not to be employed by, or otherwise participate in, any business which competes with RTI. This restriction does not apply if the officer terminates employment with RTI under certain circumstances following a “change in control” of RTI as defined therein.

Timothy G. Rupert stepped down as President and Chief Executive Officer of the Company on April 27, 2007 and retired from the Company on July 31, 2007. John H. Odle stepped down as Executive Vice President of the Company on April 27, 2007 and retired, consistent with RTI’s mandatory retirement policy, on September 28, 2007 when he reached 65 years of age. See page 30 of this proxy statement for information regarding the payments to be received by each of them in connection with their respective retirements.

The Company entered into letter agreements with each of Dawne S. Hickton, William T. Hull, Michael C. Wellham and Stephen R. Giangiordano, effective April 27, 2007, with Chad Whalen on February 23, 2007 and William F. Strome on November 19, 2007, with respect to their employment as executive officers of the Company. These letter agreements superseded any previous agreements in place between the executive and the Company with respect to their employment.

Except as described below, each of the five letter agreements are alike. In each case the named executive will be employed by the Company for an initial three-year term. Each executive’s employment will be automatically extended for additional one year periods until the executive attains age 65 unless either the Company or the executive gives prior notice that the agreement will not be renewed. The Company may terminate the agreements at any time for any reason including “cause” as defined in the agreement. If an executive’s employment is terminated for “cause” he or she will be entitled to no further compensation except for any base salary accrued and unpaid on the date of termination. If the Company terminates the executive’s employment other than for cause and not in connection with a “change in control” of the Company as defined, the provisions of the Company’s Executive Non-Change in Control Severance Policy, as described on page 37 of this proxy statement, will be effective. If the Company terminates the executive’s employment other than for cause and in connection with a “change in control” of the Company as defined, the provisions of the Company’s Executive Change in Control Severance Policy, as described on page 35 of this proxy statement, will be effective.

Each executive who is party to a letter agreement has agreed not to do any of the following: compete with the Company or be involved with any business that has as its principal business the production of titanium; solicit the business of any Company customer, supplier or licensee; or induce or attempt to influence any employee of the Company or its affiliates to terminate his or her employment with the Company or its affiliate. These covenants apply to each of the executives during the period equal to the longer of 12 months (24 months in the case of Ms. Hickton) after termination of employment or the period during which the executive is receiving any severance benefits.

Under the agreements, each officer will be paid the annual salary set forth therein, subject to increases from time to time in the sole discretion of the Company. In addition to base salaries, each executive is eligible for bonuses as the Board of Directors of the Company may determine under the Company’s Pay Philosophy and Guiding Principles Governing Officer Compensation, which is discussed under “Compensation Discussion and Analysis” on page 15, and will be eligible to participate in the Company’s stock incentive plan. Each executive is also entitled to paid vacation and other benefits in accordance with the Company’s existing policies and existing and future applicable employee benefit programs including RTI’s Supplemental Pension Plan, as may be amended from time to time. For further information regarding RTI’s Supplemental Pension Plan, see page 30 of the proxy statement.

Awards under the 2004 Stock Plan

The Company’s 2004 Stock Plan permits the granting of awards, which may be made in a combination of stock (which, under the plan, may be awards of restricted shares, performance shares, phantom stock or non-restricted shares) and stock options. Historically, the Company has utilized a mix of incentive stock options and restricted share awards, with each vesting over time. Stock options are granted at fair market value on the date of grant and vest ratably over three years. Restricted share awards are also granted by the Company, and vest ratably over five years. See page 24 of the proxy statement for additional information regarding awards issued under the Company’s 2004 Stock Plan.

Incentive Bonus Awards

Consistent with the Company’s Pay Philosophy, annual bonuses for target performance against short-term objectives and/or other strategic milestones or operational goals are established near the median of that for similar positions at appropriate comparator companies. The Compensation Committee has discretion to pay or not pay a bonus to a particular officer, based on his individual performance, regardless of the level of corporate performance. See page 15 of this proxy statement under “Compensation Discussion and Analysis” for additional information regarding the Company’s payment of bonus awards.

Perquisites and Other Compensation

Certain perquisites are provided to our named executive officers that the Company believes are competitive with other similar companies and consistent with the Company’s compensation philosophy, as discussed under “Compensation Discussion and Analysis”. The principal perquisite programs that may be utilized by the named executive officers include tax preparation and financial planning advice, use of a Company automobile or automobile allowance, business-related club memberships, and annual executive medical exams.

The Company currently also has in place a 401(k) defined contribution plan in which the Company contributes 50% of the first 8% of an executive’s base salary and bonus contributed by the executive, subject to applicable Internal Revenue Code limits, for those named executive officers that do not participate in the defined benefit pension plan, which is discussed below. Mr. Wellham and Mr. Whalen are the only named executive officers for whom the Company is making matching contributions. Other named executive officers may participate in the 401(k) plan up to applicable Internal Revenue Code limits but the Company does not match their contributions.

Post-Employment Compensatory Arrangements

The Company currently has in place a Pension Plan for Eligible Salaried Employee, Supplemental Pension Program and Excess Pension Plan that may be utilized by some or all of the named executive officers. The Company’s pension plan is a qualified defined benefit plan that covers each of the Company’s current named executive officers except for Mr. Wellham and Mr. Whalen. The benefits are based on a formula which includes a percentage of the participants average monthly base salary multiplied by continuous years of service. The named executive officers also participate in the supplemental pension program, a non-qualified defined benefit plan, which entitles the executive to specified annual benefits based upon average annual bonuses and years of service if they retire after age 60 or prior to age 60 with 30 years of service with RTI’s consent. The Company also maintains the RTI International Metals, Inc. Excess Benefits Plan for certain highly-compensated employees, which is an unfunded “excess benefit plan”, and provides additional retirement income in an amount equal to the difference between benefits that would have been received under the Pension Plan but for certain tax limitations imposed by the Internal Revenue Code and amounts actually payable under the Pension Plan. See “Retirement Benefits” on page 29 of the proxy statement for additional detail regarding the Company’s pension plans.

Outstanding Equity Awards at Fiscal Year End Table

The following table provides information on the current holdings of stock option and restricted stock awards by the Named Executive Officers. This table includes unexercised and unvested option awards as well as unvested restricted stock awards. Each equity grant is shown separately for each Named Executive Officer.

	Option Awards						Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market or
				Equity					Awards:	Payout
				Incentive					Number of	Value of
				Plan Awards:				Market	Unearned	Unearned
				Number of			Number of	Value of	Shares,	Shares,
				Securities			Shares or	Shares or	Units or	Units or
		Number of Securities		Underlying			Units of	Units of	Other	Other
		Underlying Unexercised		Unexercised	Option	Option	Stock That	Stock That	Rights That	Rights That
	Grant Date	Options (#)		Undearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	of Award	Exercisable	Unexercisable (1)	Options (#)	Price ($)	Date	Vested (#)	Vested ($)(2)	Vested (#)	Vested ($)

	Dawne S. Hickton
	1/26/2007	—	5,000	—	$76.85	1/28/17	7,280	$501,810	—	$—
	1/27/2006	2,333	4,667	—	45.09	1/27/16	5,550	382,562	—	—
	1/28/2005	5,333	2,667	—	21.50	1/28/15	3,750	258,488	—	—
	1/30/2004	5,335	—	—	14.96	1/30/14	2,250	155,093	—	—
	1/31/2003	6,000	—	—	10.22	1/31/13	670	46,183	—	—
	Timothy G. Rupert (3)
	1/26/2007	—	—	—	—	—	13,216	910,979	—	—
	1/27/2006	—	6,667	—	45.09	1/27/16	9,250	637,603	—	—
	1/28/2005	—	5,000	—	21.50	1/28/15	7,500	516,975	—	—
	1/30/2004	—	—	—	—	—	2,800	193,004	—	—
	John H. Odle (4)
	1/26/2007	—	—	—	—	—	7,200	496,296	—	—
	1/27/2006	2,666	5,334	—	45.09	1/27/16	4,950	341,204	—	—
	1/28/2005	6,666	3,334	—	21.50	1/28/15	3,000	206,790	—	—
	1/30/2004	—	—	—	—	—	1,200	82,716	—	—
	Michael C. Wellham
	1/26/2007	—	3,500	—	76.85	1/28/17	3,740	257,798	—	—
	1/27/2006	833	1,667	—	45.09	1/27/16	750	51,698	—	—
	1/28/2005	3	834	—	21.50	1/28/15	825	56,867	—	—
	1/30/2004	—	—	—	—	—	700	48,251	—	—
	1/31/2003	—	—	—	—	—	185	12,752	—	—
	Stephen R. Giangiordano
	1/26/2007	—	3,500	—	76.85	1/28/17	3,846	265,105	—	—
	1/27/2006	1,333	2,667	—	45.09	1/27/16	1,237	85,266	—	—
	1/28/2005	2,666	1,334	—	21.50	1/28/15	962	66,311	—	—
	1/30/2004	4,000	—	—	14.96	1/30/14	612	42,185	—	—
	1/31/2003	8,000	—	—	10.22	1/31/13	313	21,575	—	—
	William T. Hull
	1/26/2007	—	3,500	—	76.85	1/26/17	3,860	266,070	—	—
	1/27/2006	1,333	2,667	—	45.09	1/27/16	2,840	195,761	—	—
	8/1/2005	6,666	3,334	—	34.90	8/1/15	1,000	68,930	—	—
	Chad Whalen
	2/19/2007	—	10,000	—	83.41	2/19/17	1,500	103,395	—	—

(1)	These stock option awards vest ratably in three equal annual installments beginning one year after the grant date.

(2)	The market value of restricted stock awards is based on the closing market price of RTI stock as of December 31, 2007, which was $68.93.

(3)	Mr. Rupert, the former President and Chief Executive Officer, retired from the Company July 31, 2007.

(4)	Mr. Odle, the former Executive Vice President, retired from the Company September 28, 2007.

Option Exercises and Stock Vested During 2007

The following table provides information, for the Named Executive Officers on (1) stock option exercises during 2007, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of restricted stock awards and the value realized, before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
	Number of	Value Realized	Number of	Value Realized
	Shares Acquired	Upon	Shares Acquired	Upon
Name	on Exercise	Exercise ($)(1)	Upon Vesting	Vesting ($)

Dawne S. Hickton	—	$—	7,680	$598,722
Timothy G. Rupert (2)	28,333	1,835,253	47,354	3,676,301
John H. Odle (3)	12,000	695,280	21,250	1,686,648
Michael C. Wellham	2,171	152,004	1,440	111,965
Stephen R. Giangiordano	—	—	2,076	162,293
William T. Hull	—	—	2,160	163,836
Chad Whalen	—	—	—	—

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

(2)	Mr. Rupert, the former President and Chief Executive Officer, retired from the Company July 31, 2007. Upon his retirement, the Board of Directors accelerated the vesting of shares of restricted stock that otherwise would have vested in January 2008.

(3)	Mr. Odle, the former Executive Vice President, retired from the Company September 28, 2007. Upon his retirement, the Board of Directors accelerated the vesting of shares of restricted stock that otherwise would have vested in January 2008.

Retirement Benefits

Pension Benefits Table

The following table sets forth information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement. The amounts set forth for Messrs. Rupert and Odle reflect the payments that have been or are to be made in connection with each of their respective retirements in July and September of 2007.

		Number of	Present
		Years of	Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefits ($)(1)	Fiscal Year ($)

Dawne S. Hickton	Pension Plan	10	153,116	—
	Supplemental Pension Program	10	171,574	—
	Excess Benefits Plan	10	30,905	—
Timothy G. Rupert (2)	Pension Plan	16	297,822	59,457
	Supplemental Pension Program	39	3,551,562	—
	Excess Benefits Plan	16	548,620	—
	Letter Agreement	39	1,902,253	—
John H. Odle (3)	Pension Plan	30	770,692	42,308
	Supplemental Pension Program	39	1,447,156	—
	Excess Benefits Plan	30	403,616	—
	Letter Agreement	39	455,291	—
Michael C. Wellham	Supplemental Pension Program	12	49,095	—
Stephen R. Giangiordano	Pension Plan	24	427,447	—
	Supplemental Pension Program	24	288,629	—
	Excess Benefits Plan	24	—	—
William T. Hull	Pension Plan	2	31,546	—
	Supplemental Pension Program	2	14,042	—
	Excess Benefits Plan	2	911	—
Chad Whalen	Supplemental Pension Program	0	406	—

(1)	The present value has been calculated assuming the earliest time at which the Named Executive Officer may retire without any benefit reduction. The remaining assumptions used are consistent with the assumptions as described in the Company’s Consolidated Financial Statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC. As described in the financial statements, the discount rate assumption is 6.25%.

(2)	Mr. Rupert, the former President and Chief Executive Officer, retired from the Company July 31, 2007. The amounts set forth in the table reflect the actual amounts owed to Mr. Rupert as of his date of retirement.

(3)	Mr. Odle, the former Executive Vice President, retired from the Company September 28, 2007. The amounts set forth in the table reflect the actual amounts owed to Mr. Odle as of his date of retirement The following narrative describes each plan set forth in the above table.

Pension Plan

RTI’s Pension Plan for Eligible Salaried Employees (the “Pension Plan”) is a tax-qualified defined benefit plan which first became effective at Reactive Metals, Inc. (a predecessor of RTI International Metals, Inc.) in 1964. The Pension Plan recognizes, for pension benefits, services and compensation with RTI, RMI Titanium Company, RMI Company, Reactive Metals, Inc., United States Steel Corporation, USX Corporation, Quantum Chemical Corporation, or subsidiaries of each. The amounts payable under the Pension Plan will be paid monthly after a participant retires. The benefits are based on a formula which provides under normal retirement amounts equal to 1.25% of the average monthly earnings multiplied by continuous years of service up to and including 30 years; plus 1.35% of the average monthly earnings multiplied by continuous years of service in excess of 30 years of a specified percentage (dependent on years of service) of average annual eligible earnings in the five consecutive years in the ten years prior to retirement in which such earnings are highest. Eligible earnings include only base salary. Incentive awards and similar benefits are excluded, although the amount of such benefits is included in the Summary Compensation Table. Benefits payable under the Pension Plan, and amounts reflected in the following table, are subject to offsets for certain pensions payable under the U.S. Steel and the Quantum pension plans. Effective January 1, 2006 the Plan was closed to new participants.

Mr. Rupert retired under a 55/10 Retirement (meaning reduced benefits based on being at least 55 years of age with 10 or more years of service) effective August 1, 2007. He was paid a special payment of $55,000 for the first three months of retirement per the terms of the Pension Plan, and a monthly benefit of $2,229 per month effective the fourth month after retirement (November 1, 2007).

Mr. Odle retired under a Normal Retirement effective October 1, 2007. He was paid a special payment of $42,308 for the first three months of retirement and a monthly benefit of $6,398 per month effective the fourth month after retirement (January 1, 2008).

Excess Benefits Plan

The Internal Revenue Code imposes limits on the amount of annual eligible compensation under tax-qualified pension plans. For 2007, annual compensation in excess of $225,000 cannot be taken into account in determining qualified plan benefits. RTI maintains the RTI International Metals, Inc. Excess Benefits Plan (the “Excess Benefits Plan”) for certain highly-compensated employees who participate in RTI’s tax-qualified pension plans and would otherwise be limited by such tax limits. The Excess Benefits Plan is an unfunded “excess benefit plan” within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended. It provides additional retirement income in an amount equal to the difference between benefits that would have been received under the Pension Plan but for the limitations imposed by the Internal Revenue Code and amounts actually payable under the Pension Plan. Participants must be designated by the Board of Directors; at this time only Messrs. Rupert and Odle, Ms. Hickton, and Mr. Giangiordano and Mr. Hull have been so designated.

At the time of his retirement, Mr. Rupert was eligible for a lump sum payment of $538,414 under the terms of the Excess Benefit Plan. The payment was delayed until February 1, 2008 in accordance with the provisions of his Letter Agreement in order to comply with Section 409A of the Internal Revenue Code.

At the time of his retirement, Mr. Odle was eligible for a lump sum payment of $399,247 under the terms of the Excess Benefits Plan. The payment has been delayed until April 1, 2008 in accordance with the provisions of his Letter Agreement in order to comply with Section 409A of the Internal Revenue Code.

Supplemental Pension Program

Officers participating in the Company’s annual incentive compensation programs (i.e., annual bonuses) are also eligible for the RTI Supplemental Pension Program. If they retire or otherwise terminate employment after age 60, or prior to age 60 with a minimum of 30 years service and with RTI consent, they will be entitled to receive the benefits shown in the table below based on bonuses paid as annual incentive compensation under the Pay Philosophy and Guiding Principles.

As discussed in greater detail below, RTI has agreed with Mr. Rupert that his continuous service for purposes of the Supplemental Pension Program included his service with USX Corporation and its predecessor U.S. Steel. As of December 31, 2007, Ms. Hickton had 10 credited years of service, Mr. Wellham had 12 years of service, Mr. Giangiordano had 23 years of service, Mr. Hull had 2 years of credited service and Mr. Whalen had 0 years of service. At the time of their retirements, Mr. Odle had 29.67 years of service and Mr. Rupert had 39.09 years of service. Average annual bonus as of December 31, 2007, for purposes of the pension benefits under the RTI Supplemental Pension Program for each of the following named executive officers are as follows: Ms. Hickton, $192,000; Mr. Wellham, $63,400; Mr. Giangiordano, $92,000; Mr. Hull, $73,000; and Mr. Whalen, $16,000. The

payouts under the RTI Supplemental Pension Program for each of Mr. Rupert, who retired July 31, 2007, and Mr. Odle, who retired September 28, 2007, are set forth in the Pension Benefits table above.

The benefits shown above are based on a formula whereby the average annual bonuses for the highest five years in the preceding ten year period are multiplied times a factor. The factor is determined by multiplying 1.5% for each year of continuous service. The Supplemental Pension is paid as a lump sum distribution based on the present value of the amounts payable. The plan provides for surviving spouse benefits at a reduced rate under certain conditions described in the Plan. In order to comply with the limitations of the Internal Revenue Code, pension benefits will be paid directly by RTI when they exceed the amounts permitted by the Code to be paid from federal income tax qualified pension plans.

Letter Agreements

Under the employment agreement dated as of August 1, 1999 between RTI and Mr. Odle, RTI agreed that if he continued in active employment with RTI until either age 65, or such earlier date as the RTI Board of Directors may approve, RTI, on a date six months from the effective date of his retirement, would pay him a one time lump sum payment of the then present value of the 9.16 years of non-pensionable service attributable to periods he was employed by U.S. Steel (3.58 years) and the Company (5.58 years) which pre-date his current period of employment, calculated pursuant to the RTI Pension Plan and its Supplemental Pension Program. Mr. Odle retired on September 28, 2007, and as a result will receive a one time lump sum payment of $2,281,099, plus interest, on April 1, 2008 as full payment of the Excess Plan, Supplemental Plan and Letter Agreement. On September 28, 2007, RTI and Mr. Odle entered into an agreement amending the Letter Agreement to provide for the payment of interest on lump sums owed him at the time of retirement under the Supplemental Plan, the Excess Plan and the Letter Agreement whose payments are delayed for a six month period in order to comply with Section 409A of the Internal Revenue Code. The rate paid will be 4.45% simple interest based on the published national rate for 6 month Certificates of Deposit on the date of retirement and will total approximately $51,600.

On December 6, 2003, RTI entered into a letter agreement with Mr. Rupert (the “2003 Letter”) with respect to Mr. Rupert’s retirement benefits. The 2003 Letter provided for an amendment to the RTI Supplemental Pension Program allowing the benefits payable to Mr. Rupert under the RTI Supplemental Pension Program to be calculated in a manner that includes Mr. Rupert’s service with U.S. Steel and its predecessors, and with RTI. This amendment was effected in January 2004. RTI’s obligations toward such benefit shall continue notwithstanding any termination of the RTI Supplemental Pension Program. The 2003 Letter superseded a previous letter agreement with respect to Mr. Rupert’s benefits dated April 13, 1992, between Mr. Rupert and RMI Titanium Company, signed by L.F. Gieg, Jr. In addition, the 2003 Letter provides that Mr. Rupert’s pension under the RTI Pension Plan is calculated based solely upon the terms of the RTI Pension Plan, using Mr. Rupert’s combined years of service with the U.S. Steel and RTI, reduced by the amount of any retirement benefits payable under the U.S. Steel Pension Plan.

Mr. Rupert further agreed in the 2003 Letter that RTI will not have an obligation to make up any difference in (a) any pension benefit Mr. Rupert would have received from the U.S. Steel Pension Plan had Mr. Rupert remained employed by U.S. Steel and (b) the actual combined pension benefit Mr. Rupert will receive from the U.S. Steel Plan and RTI. Finally, in the event that Mr. Rupert fails to receive from the U.S. Steel pension plan the pension benefits owed to him (estimated to be approximately $33,436 per year), after using reasonable efforts to collect his benefits through the U.S. Steel pension plan’s claims and appeals procedures, RTI agrees under the 2003 Letter to guarantee the full payment of such benefits, and Mr. Rupert agrees to cooperate with RTI in connection with any claim or action for reimbursement of all or any portion of such payments made under such guarantee. The effects of the 2003 Letter are reflected in the description of Mr. Rupert’s pension benefits set forth above. On July 31, 2007, RTI and Mr. Rupert entered into an agreement amending the Letter Agreement to provide for the payment of interest on lump sums owed him at the time of retirement under the Supplemental Plan, Excess Plan and Letter Agreement whose payments were delayed for a six month period in order to comply with Section 409A of the Internal Revenue Code. The rate paid was 4.61% simple interest based on the published national rate for 6 month Certificates of Deposit on the date of retirement and totaled $138,800.

Potential Payments Upon Termination or Change in Control

The tables below reflect the estimated amount of compensation to be paid, and/or benefits to be provided, to each of the named executive officers, in the event of termination of such executive’s employment as of December 31, 2007 under the different scenarios captioned in the tables. Actual amounts are tied to the day of termination and can only be finally determined following such date. As Messrs. Rupert and Odle retired during 2007, they are no longer eligible to receive any benefits upon a change in control and actual payments in connection with their retirement have been discussed above. The following tables should be read in conjunction with the narrative following the table, as well as the table and narrative related to retirement benefits on page 29 of this proxy statement.

The following tables include payments under the Company’s 401(k) Savings Plan. The Savings Plan payments estimated for Ms. Hickton, Mr. Hull and Mr. Giangiordano consist solely of employee contributions as these executives have not received any matching contributions by the Company. Mr. Wellham and Mr. Whalen do receive a match of 50% of their first 8% contribution to the Plan and they are not participants in the Pension Plan. Finally, as estimates for any potential excise tax imposed by Section 4999 of the Internal Revenue Code are tied to an executive’s recent historical compensation, which can vary for events beyond the control of the Company (such as exercises of stock options or other transactions in Company securities), the estimates for 2007 may not be indicative of actual payments in future periods.

Dawne S. Hickton

							Involuntary Not
							For Cause
							or Employee for
						Involuntary Not	Good Reason
	For Cause	Voluntary				For Cause	Termination
Component	Termination	Termination	Death	Disability	Retirement	Termination	(Change-In-Control)

Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$300,000	$300,000	$300,000	$300,000	$—	$300,000
Cash Severance & Short-Term Incentive	—	—	106,250	106,250	—	850,000	1,859,375
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	237,733
Time-Based Restricted Stock	—	—	—	—	—	—	1,344,135
Other Benefits
Savings Plan	160,981	160,981	160,981	160,981	160,981	160,981	160,981
Pension Plan (1)	27,067	27,067	3,451	27,067	27,067	27,067	27,067
Supplemental Pension Program (2)	—	—	—	—	—	—	—
Excess Benefits Plan (1)	—	31,400	11,022	5,489	31,400	31,400	31,400
Change-In-Control Retirement Benefit Enhancement	n/a	n/a	n/a	n/a	n/a	n/a	44,010
Health & Welfare Benefits	—	—	—	—	—	25,842	32,303
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	6,668	8,335
Excise Tax and Related Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	—

Total	$188,048	$519,448	$581,704	$599,787	$519,448	$1,101,958	$4,045,339

(Potential Payments Upon Termination or Change in Control — Continued)

Michael C. Wellham

							Involuntary Not
							For Cause
							or Employee for
						Involuntary Not	Good Reason
	For Cause	Voluntary				For Cause	Termination
Component	Termination	Termination	Death	Disability	Retirement	Termination	(Change-In-Control)

Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$190,000	$190,000	$190,000	$190,000	$—	$190,000
Cash Severance & Short-Term Incentive	—	—	81,250	81,250	—	487,500	1,040,000
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	79,258
Time-Based Restricted Stock	—	—	—	—	—	—	427,366
Other Benefits
Savings Plan	231,129	231,129	231,129	231,129	231,129	231,129	231,129
Pension Plan (1)	—	—	—	—	—	—	—
Supplemental Pension Program (2)	—	—	—	—	—	—	—
Excess Benefits Plan (1)	—	—	—	—	—	—	—
Change-In-Control Retirement
Benefit Enhancement	N/A	N/A	N/A	N/A	N/A	N/A	—
Health & Welfare Benefits	—	—	—	—	—	19,382	25,842
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	2,825	3,766
Excise Tax and Related Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	514,582

Total	$231,129	$421,129	$502,379	$502,379	$421,129	$740,836	$2,511,943

Stephen R. Giangiordano

							Involuntary Not
							For Cause
							or Employee for
						Involuntary Not	Good Reason
	For Cause	Voluntary				For Cause	Termination
Component	Termination	Termination	Death	Disability	Retirement	Termination	(Change-In-Control)

Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$150,000	$150,000	$150,000	$150,000	$—	$150,000
Cash Severance & Short-Term Incentive	—	—	62,500	62,500	—	250,000	770,348
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	126,813
Time-Based Restricted Stock	—	—	—	—	—	—	480,442
Other Benefits
Savings Plan	514,120	514,120	514,120	514,120	514,120	514,120	514,120
Pension Plan (1)	51,056	51,056	25,528	51,056	51,056	51,056	51,056
Supplemental Pension Program (2)	—	—	266,189	33,010	—	—	—
Excess Benefits Plan (1)	—	—	—	—	—	—	—
Change-In-Control Retirement Benefit Enhancement	n/a	n/a	n/a	n/a	n/a	n/a	25,210
Health & Welfare Benefits	—	—	—	—	—	12,921	25,842
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	1,794	3,588
Excise Tax and Related Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	—

Total	$565,176	$715,176	$1,018,337	$810,686	$715,176	$829,891	$2,147,419

(Potential Payments Upon Termination or Change in Control — Continued)

William T. Hull

							Involuntary Not
							For Cause
							or Employee for
						Involuntary Not	Good Reason
	For Cause	Voluntary				For Cause	Termination
Component	Termination	Termination	Death	Disability	Retirement	Termination	(Change-In-Control)

Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$140,000	$140,000	$140,000	$140,000	$—	$140,000
Cash Severance & Short-Term Incentive	—	—	62,500	62,500	—	250,000	777,124
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	177,007
Time-Based Restricted Stock	—	—	—	—	—	—	530,761
Other Benefits
Savings Plan	37,392	37,392	37,392	37,392	37,392	37,392	37,392
Pension Plan (1)	—	—	—	—	—	—	—
Supplemental Pension Program (2)	—	—	—	—	—	—	—
Excess Benefits Plan (1)	—	—	—	—	—	—	—
Change-In-Control Retirement Benefit Enhancement	n/a	n/a	n/a	n/a	n/a	n/a	—
Health & Welfare Benefits	—	—	—	—	—	12,921	25,842
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	1,955	3,910
Excise Tax and Related Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	395,244

Total	$37,392	$177,392	$239,892	$239,892	$177,392	$302,268	$2,087,280

Chad Whalen

							Involuntary Not
							For Cause
							or Employee for
						Involuntary Not	Good Reason
	For Cause	Voluntary				For Cause	Termination
Component	Termination	Termination	Death	Disability	Retirement	Termination	(Change-In-Control)

Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$80,000	$80,000	$80,000	$80,000	$—	$80,000
Cash Severance & Short-Term Incentive	—	—	50,000	50,000	—	200,000	560,000
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	—
Time-Based Restricted Stock	—	—	—	—	—	—	103,395
Other Benefits
Savings Plan	15,437	15,437	15,437	15,437	15,437	15,437	15,437
Pension Plan (1)	—	—	—	—	—	—	—
Supplemental Pension Program (2)	—	—	—	—	—	—	—
Excess Benefits Plan (1)	—	—	—	—	—	—	—
Change-In-Control Retirement Benefit Enhancement	n/a	n/a	n/a	n/a	n/a	n/a	—
Health & Welfare Benefits	—	—	—	—	—	—	—
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	1,877	3,755
Excise Tax and Related Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	—

Total	$15,437	$95,437	$145,437	$145,437	$95,437	$217,314	$762,587

(1)	All benefits shown are annual benefits based on a straight life annuity form of payment.

(2)	Amounts are based on a lump sum form of payment, except for termination due to disability. For participants with at least 15 years of service as of disability, service continues to accrue until the earlier of age 65 or discontinuance of long-term disability. The benefit shown is the annual accrued benefit that would be payable as a lump sum at age 65.

Letter Agreements

Each of the letter agreements currently in place for Ms. Hickton and Messrs. Wellham, Giangiordano, Hull and Whalen provide that if the executive is terminated for “cause”, regardless of whether there is a change in control, he or she will be entitled to no further compensation except for any base salary accrued and unpaid on the date of termination. If the Company terminates the executive’s employment other than for cause, the provisions of the Executive Severance Policies described below will be effective. “Cause” is defined in the letter agreements as “termination upon (i) any material breach by you of this Letter Agreement, (ii) your gross misconduct, (iii) gross neglect of you duties with the Company, insubordination or failure to follow the lawful directives of the Board of Directors of the Company, in each case after a demand for substantial performance is delivered to you that identifies the manner in which the Company believes that you have not acted in accordance with requirements and you have failed to resume substantial performance of your duties within fourteen (14) days of receiving such demand, (iv) your commission, indictment, conviction, guilty plea, or plea of nolo contender to or of any felony, a misdemeanor which substantially impairs your ability to perform your duties with the Company, act of moral turpitude, or intentional or willful securities law violation including Sarbanes-Oxley law violations, (v) your act of theft or dishonesty which is injurious to the Company, or (vi) your violation of any Company policy, including any substance abuse policy.”

Executive Change in Control Severance Policy

The Executive Change in Control Severance Policy (the “Change in Control Policy”) that the board of directors adopted is applicable to each of Ms. Hickton, Mr. Wellham, Mr. Giangiordano, Mr. Hull and Mr. Whalen. It will also be applicable to any successor to these individuals should any of them leave the position they will each hold pursuant to their letter agreement and to any other executive officer who is informed in writing by the Company of participation.

The Change in Control Policy provides that if the employment of an executive to whom the policy is applicable is terminated by the Company other than for “cause” (as defined below), death or disability, or if the executive’s employment is terminated by the executive for “good reason” (as defined below) in each case within 24 months following a change in control of the Company, the executive will receive the following severance benefits:

•	Provided the executive does not violate his or her duty to maintain strict confidence and does not disclose any confidential information or disseminate any false and/or defamatory information pertaining to the Company or its stockholders, a lump sum payment payable on the first day following the six month anniversary of the executive’s termination of employment equal to a multiple of the sum of the executive’s base salary in effect immediately prior to the circumstances giving rise to the termination and the executive’s annual bonus as calculated under the terms of the Change in Control Policy. The multiple is 2.5 for the Chief Executive Officer and 2.0 for all other executives,

•	The immediate and irrevocable vesting of any previously granted but unvested stock options and restricted stock grants,

•	The immediate vesting of any outstanding performance shares or other performance-based awards representing a right to receive shares of common stock or their equivalent,

•	Subject to limitations and caps specified in the Change in Control Policy, a payment payable on the first day following the six month anniversary of the executive’s termination of employment equal to an amount, if any, necessary to gross-up the total benefits payable to the executive under the Change in Control Policy for any excise tax imposed by Section 4999 of the Internal Revenue Code and for any income or other taxes due on the payment of the gross-up payment,

•	Continuation for up to 24 months (30 months in the case of the CEO) (the “Payment Period”) of life, disability, accident and health insurance benefits similar to those the executive was receiving immediately prior to the termination of employment but subject to reduction to the extent that the executive receives comparable benefits from other employment during such period, and

•	An amount equal to the difference in the amount of pension benefits that the executive would have received assuming he or she had continued to be employed through the Payment Period and assuming the methods of calculations set forth in the Change of Control Policy, and the pension benefits actually payable as of the executive’s termination of employment, in each case under RTI’s Pension Plan and the RTI Supplemental Pension Plan.

The definition of a change in control provides, in summary, that a change in control will have occurred if:

•	Any person not affiliated with RTI acquires 30 percent or more of the voting power of our outstanding securities,

•	The board of directors no longer has a majority made up of (1) individuals who were directors on February 22, 2007 and (2) new directors (other than directors who join the Board in connection with an election contest) approved by two-thirds of the directors then in office who (a) were directors on February 22, 2007 or (b) were themselves previously approved by the Board in this manner,

•	RTI merges with another company and RTI’s shareholders end up with less than 60 percent of the voting power of the new entity,

•	The RTI shareholders approve a plan of complete liquidation of RTI; or

•	RTI sells all or substantially all of RTI’s assets.

The definition of “cause” under the policy means termination upon (i) any material breach by Executive of their letter agreement, (ii) the Executive’s gross misconduct, (iii) the Executive’s gross neglect of their duties with the Company, insubordination or failure to follow the lawful directives of the Board of Directors of the Company, in each case after a demand for substantial performance is delivered to the Executive that identifies the manner in which the Company believes that the Executive has not acted in accordance with requirements and the Executive has failed to resume substantial performance of their duties within fourteen (14) days of receiving such demand, (iv) the Executive’s commission, indictment, conviction, guilty plea, or plea of nolo contendre to or of any felony, a misdemeanor which substantially impairs the Executive’s ability to perform his or her duties with the Company, act of moral turpitude, or intentional or willful securities law violation, including Sarbanes-Oxley law violations, (v) the Executive’s act of theft or dishonesty which is injurious to the Company, or (vi) the Executive’s violation of any Company policy, including any substance abuse policy.

“Good reason” is defined under the policy as, without the Executive’s express written consent, the occurrence after a Change in Control of the Company of any one or more of the following: (A) The assignment of duties inconsistent with the Executive’s position immediately prior to the Change in Control; (B) A material reduction or alteration in the nature of Executive’s position, duties, status or responsibilities from those in effect immediately prior to the Change in Control; (C) failure by the Company to continue any of the Company’s employee benefit programs or practices in which Executive participates (or substantially equivalent successors to such programs or practices) or failure to continue Executive’s participation on substantially the same basis as existed immediately prior to the Change in Control; (D) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform Executive’s letter agreement; (E) Any purported termination of Executive’s employment not effected pursuant to the Executive’s letter agreement; and (F) requiring Executive to be based at a location in excess of fifty (50) miles from the location where Executive is based immediately prior to the Change in Control.

Executive Non-Change in Control Severance Policy

The Executive Non-Change in Control Severance Policy (the “Non-Change in Control Policy”) that the board of directors adopted is applicable to the same executives and on the same dates as the Change in Control Policy. It provides that if the employment of an executive to whom the policy is applicable is terminated prior to the expiration of the employment period specified in the executive’s letter agreement by the Company other than for “cause” (using the definition set forth above), death or disability, by the executive within 90 days of a material breach by the Company of the executive’s letter agreement, or by the executive due to the reduction in the executive’s base salary without the consent of the executive, the executive will receive the following severance benefits:

•	Monthly payments in the amount of a multiple of the executive’s monthly base salary in effect immediately prior to the termination of employment for up to 24 months in the case of the Chief Executive Officer, 18 months in the case of the Chief Operating Officer, and 12 months for the other applicable executives. In each case, such payments are subject to reduction to the extent that the executive receives comparable compensation from other employment during such period. The multiple is 2.0 for the Chief Executive Officer, 1.5 for the Chief Operating Officer and 1.0 for the other applicable executives. No monthly payments will be made until the first day following the six month anniversary of the executive’s separation from service on which date the first seven monthly installments shall be paid with successive monthly installments paid on the monthly anniversaries thereafter; and

•	Continuation for up to 24 months for the Chief Executive Officer, 18 months for the Chief Operating Officer and 12 months for the other applicable executives, of life, disability, accident and health insurance benefits similar to those the executive was receiving immediately prior to the termination of employment but subject to reduction to the extent that the executive receives comparable benefits from other employment during such period.

If an executive is entitled to payments or benefits under the Change in Control Policy then the executive shall not be entitled to payments or benefits under the Non-Change in Control Policy. If the Company elects not to extend the employment period of an executive’s letter agreement such that the employment period terminates, the non-extension shall not be treated for purposes of the Non-Change in Control Policy as an involuntary termination by the Company that would entitle the executive to benefits under such policy.

2004 Stock Plan

Under the Company’s 2004 Stock Plan, any unvested restricted stock awards or stock options automatically terminate in the event that the executive is terminated for cause, is terminated without cause, voluntarily terminates employment or becomes permanently disabled, and any vested but unexercised stock options are immediately forfeited. In the event that an executive retires (which is deemed to occur only under conditions which entitle the executive to an immediately receivable pension and not a deferred vested pension) or dies, stock options may continue to be exercised for three years following retirement or death; provided, however, that the Compensation Committee may cause the immediate forfeiture of unvested shares where an executive retires before the age of 65 or after a the executive retires at any age if the Committee deems such forfeiture to be in the best interests of the Company.

Director Compensation Table

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned	Stock	Option	Non-Equity	Deferred			Grant Date Fair
	or Paid in	Awards	Awards	Incentive Plan	Compensation	All Other		Value of 2007
Name	Cash ($)	($)(1)(2)	($)(3)	Compensation ($)	on Earnings ($)	Compensation ($)	Total ($)	Awards ($)(4)

Craig R. Andersson	$60,000	$53,328	$—	$—	$—	$—	$113,328	$60,000
Daniel I. Booker	67,500	53,328	—	—	—	—	120,828	60,000
Donald P. Fusilli, Jr.	60,000	53,328	—	—	—	—	113,328	60,000
Ronald L. Gallatin	60,000	53,328	—	—	—	—	113,328	60,000
Charles C. Gedeon	60,000	53,328	—	—	—	—	113,328	60,000
Robert M. Hernandez	90,000	84,183	—	—	—	—	174,183	90,000
Edith E. Holiday	65,625	53,328	—	—	—	—	118,953	60,000
James A. Williams	80,000	53,328	—	—	—	—	133,328	60,000

(1)	Represents the proportionate amount of the total fair value of stock awards recognized by the Company as an expense in 2007 for financial accounting purposes. The fair values of these awards and the amounts expensed in 2007 were determined in accordance with SFAS 123(R). The assumptions used in determining the grant date fair values of these awards are set forth in the Notes to the Company’s Consolidated Financial Statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.

(2)	As of December 31, 2007, each non-employee director held 621 shares of restricted stock except for Mr. Hernandez who held 921 shares of restricted stock. These shares were awarded as partial payment of the annual retainer for Board service.

(3)	As of December 31, 2007, each non-employee director had the following aggregate number of vested options outstanding: Craig R. Andersson: 6,000; Ronald L. Gallatin: 1,000.

(4)	Represents the grant date fair value of awards granted to each non-employee director during 2007.

RTI employees receive no extra pay for serving as a director. For 2007, non-employee directors (except for the Chairman) received an annual retainer for their service on the Board of $120,000 and Mr. Hernandez received an annual retainer of $180,000 as non-employee Chairman of the Board. One-half of these retainers are paid in cash and one-half through awards of restricted stock under the 2004 Stock Plan. In addition, the Audit Committee Chairperson received an annual cash retainer of $20,000, the Nominating/Corporate Governance Committee Chairperson received an annual cash retainer of $5,625 and the Compensation Committee Chairperson received an annual cash retainer of $7,500. No fees are paid for Board or committee meetings attended except that if, in the opinion of the Chairman of the Board, circumstances require that an extra-ordinary number of Board meetings be held, non-employee directors will receive a meeting fee of $1,000 for each meeting attended thereafter. No such additional fees were paid during 2007.

Director Stock Ownership. The Board of Directors has adopted a policy that each non-employee director is expected to own, at a minimum, shares of common stock equal to three times the value of their annual retainer.

TRANSACTIONS WITH RELATED PARTIES

We are aware of no transactions with the Company involving over $120,000 since the beginning of 2007 in which any of our directors, executive officers, five percent shareholders, or certain of their relatives (“related parties”) had or will have a direct or indirect material interest. We recognize that transactions between the Company and its related parties can present potential or actual conflicts of interest and may create the appearance that decisions may not be based on considerations in the best interests of the Company. As a general matter, and in accordance with the Company’s Code of Ethical Business Conduct and its Conflicts of Interest Policy (both of which are available on our website at www.rtiintl.com), the Company’s preference is to avoid such transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of RTI. We monitor the potential for such transactions and ask our directors and executive officers to confirm, at least annually, that they are not aware of any related-party transactions. In the event that recent transactions are entered into or potential transactions are being contemplated, it is our unwritten policy to discuss the merits of such transactions with the disinterested members of the Board of Directors and seek ratification or approval for any such transaction.

OTHER INFORMATION

Other business at the Annual Meeting

We do not expect any business to come up for shareholder vote at the meeting other than the items described in the Notice of Annual Meeting. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best.

Outstanding shares

On March 1, 2008, 23,123,631 shares were outstanding. Restricted stock awards, whether vested or unvested, are included in shares outstanding.

How we solicit proxies

In addition to this mailing, RTI employees may solicit proxies personally, electronically or by telephone. RTI pays the costs of soliciting this proxy. We also reimburse brokers and other nominees for sending these materials to you and getting your voting instructions.

Shareholder proposals

The deadline for the submission of shareholder proposals that are intended to be considered for inclusion in the Company’s proxy statement for next year’s meeting is November 29, 2008. Additionally, the Board-appointed proxies will have discretionary authority to vote on any proposals presented by shareholders at the annual meeting from the floor unless notice of the intent to make such proposal is received on or before February 12, 2009.

Shareholders wishing to recommend candidates in writing to serve as directors for the consideration of the Nominating/Corporate Governance Committee should send such recommendations to the Corporate Secretary, RTI International Metals, Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 5th Floor, Pittsburgh, PA 15108-2973.

Shareholder and other interested party communications

Shareholders, and any other interested party, who wish to communicate with the Chairman, one or more of the other non-management directors, or the non-management directors as a group should mark the communication Personal and Confidential and address it to the Chairman, RTI International Metals Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 5th Floor, Pittsburgh, PA 15108-2973.

Board Attendance at Annual Meeting

RTI Board members are expected to attend RTI’s Annual Meetings of Shareholders. All of the candidates for election at the 2007 Annual Meeting attended such meeting.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee currently consists of Messrs. Andersson, Booker and Gedeon and Ms. Holiday. None of the current members of the Committee has ever been an officer or employee of ours or any of our subsidiaries. None of our executive officers serve or have served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Officers and Directors of RTI are required by Section 16(a) of the Securities Exchange Act of 1934 to report certain transactions in the Company’s securities, typically within two business days of the transaction. Based upon a review of filings with the Securities Exchange Commission, written representations that no other reports were required, and on RTI’s records, the Company believes that all such reports were timely filed for transactions that occurred in 2007, except for one open market purchase of common stock by Mr. Gallatin that the Company failed to timely report on Mr. Gallatin’s behalf.

Available Information

A copy of RTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities Exchange Commission, is available to shareholders. A shareholder may obtain a copy of the Form 10-K free of charge on RTI’s website (www.rtiintl.com), on the Securities Exchange Commission’s website (www.sec.gov) or by sending a written request to the Corporate Secretary at RTI International Metals, Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 5th Floor, Pittsburgh, PA 15108-2973. For written requests, a copy of the Form 10-K will be furnished free of charge. Copies of any requested exhibits thereto will be furnished upon payment of a reasonable charge limited to RTI’s costs of providing such copies.

By Order of the Board of Directors

Chad Whalen
Secretary

Dated: March 28, 2008

VOTE BY TELEPHONE c/o National City Bank Shareholder Services Operations Have your proxy card available when you call Locator 5352 P. O. Box 94509 Toll-Free 1-888-693-8683 using a touch-tone Cleveland, OH 44101-4509 phone and follow the simple instructions to record your vote. VOTE BY INTERNET Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote. VOTE BY MAIL Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253-9837. Vote by Telephone Vote by Internet Vote by Mail Call Toll-Free using a Access the Website and Return your proxy touch-tone telephone: cast your vote: in the postage-paid 1-888-693-8683 www.cesvote.com envelope provided Vote 24 hours a day, 7 days a week! Your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on April 25, 2008 to be counted in the final tabulation. If you vote by telephone or over the Internet, do not mail your proxy card. I Proxy card must be signed and dated below. D Please fold and detach card at perforation before mailing. D RTI INTERNATIONAL METALS, INC. 1550 CORAOPOLIS HEIGHTS ROAD, 5TH FLOOR, PITTSBURGH, PA 15108-2973 PROXY FOR 2008 ANNUAL MEETING SOLICITED ON BEHALF OF THE DIRECTORS OF RTI INTERNATIONAL METALS, INC. This Proxy Card, when properly executed, will be voted in the manner directed herein. If no direction to the contrary is indicated, it will be voted FOR all Proposals. Dated: , 2008 Signature(s) Signature(s) Please sign exactly as your name appears hereon. When signing as fiduciary or corporate officer, give full title. Joint owners must both sign. SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THIS PROXY CARD AND TO RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

YOUR VOTE IS IMPORTANT Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope. Proxy card must be signed and dated on the reverse side. D Please fold and detach card at perforation before mailing. D RTI INTERNATIONAL METALS, INC. PROXY The undersigned hereby appoints ROBERT M. HERNANDEZ, DAWNE S. HICKTON AND CHAD WHALEN, or any of them, proxies to vote all shares of Common Stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of RTI International Metals, Inc. on April 25, 2008, and any adjournments thereof, upon such matters as may properly come before the meeting. The Board of Directors recommends a Vote FOR: Proposal No. 1. — Election of Directors: (01) Craig R. Andersson (02) Daniel I. Booker (03) Donald P. Fusilli, Jr. (04) Ronald L. Gallatin (05) Charles C. Gedeon (06) Robert M. Hernandez (07) Dawne S. Hickton (08) Edith E. Holiday (09) Michael C. Wellham (10) James A. Williams FOR all nominees listed above WITHHOLD (except as marked to the contrary below) authority to vote for ALL nominees listed above INSTRUCTIONS: To withhold authority to vote for one or more nominees, write his or her name(s) in the space below: Proposal No. 2. — Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accountants for 2008. FOR AGAINST ABSTAIN PLEASE COMPLETE, DATE AND SIGN THE REVERSE SIDE.